                                                                     EXHIBIT 2.2

                        AGREEMENT FOR PURCHASE AND SALE


     This Agreement for Purchase and Sale (the "Agreement") is made as of the 5th day of July, 1996, by and between Wesley-Jessen Corporation, a Delaware corporation ("Purchaser" or "WJ"), with principal executive offices at 333 East Howard Avenue, Des Plaines, Illinois 60018; and Pilkington plc, a company registered under the laws of England and Wales ("Seller" or "Pilkington"), with principal executive offices at Prescot Road, St. Helens, Merseyside, England WA10 3TT.

                                  WITNESSETH:

     WHEREAS, Seller desires to sell, or cause to be sold, to Purchaser and certain of its affiliates, which affiliates are identified as follows and are referred to herein individually as a "Purchaser Affiliate" and collectively as the "Purchaser Affiliates":

     Wesley-Jessen Limited, a company registered under the laws of England, whose address is 127 High Street, Rickmansworth, Herts, England WD3 1AM;

     Wesley-Jessen S.A.R.L., a company registered under the laws of France, whose address is 6, rue Sadi Carnot, 93170 Bagnolet, France;

     Wesley-Jessen S.p.A., a company registered under the laws of Italy, whose address is Via Odone, 11, Rome, Italy; and

     Wesley-Jessen GmbH, a company registered under the laws of Germany ("WJ GmbH"), whose address is c/o Oppenhoff & Radler, Hohenstaufenring 62, 50674 Cologne, Germany;

and Purchaser desires to purchase or cause to be purchased, from Seller and certain of its affiliates, which affiliates are identified as follows and are referred to herein individually as a "Seller Affiliate" and collectively as the "Seller Affiliates":

     Pilkington Brothers Limited, a company registered under the laws of England and Wales, whose address is Prescot Road, St. Helens, Merseyside, England WA10 3TT;

     Pilkington Barnes-Hind Holdings Limited, a company registered under the laws of England and Wales, whose address is Prescot Road, St. Helens, Merseyside, England WA10 3TT;

     Pilkington Holdings, Inc., a company registered under the laws of the State of Delaware, whose address is 811 Madison Avenue, Toledo, Ohio 43697;

     Pilkington International Holdings B.V., a company registers under the laws of the Netherlands, whose address is Burgemeester Haspelslaan 35, 1181 NB Amstelveen, Netherlands;

     Pilkington Barnes-Hind Optics Limited, a company registered under the laws of England and Wales, whose address is Permalens House, 1 Botley Road, Hedge End, Southampton S03 3HB, England;

     Pilkington Brothers (South Wales) Limited, a company registered under the laws of England and Wales, whose address is Prescot Road, St. Helens, Merseyside, England WA10 3TT;

     Pilkington Nederland (No. 1) B.V., a company registered under the laws of The Netherlands, whose address is Burgemeester Haspelslaan 35, 1181 NB Amstelveen, Netherlands; and

     Pilkington Nederland (No. 2) B.V., a company registered under the laws of The Netherlands, whose address is Burgemeester Haspelslaan 35, 1181 NB Amstelveen, Netherlands;

(i) all of the issued and outstanding shares of capital stock of the following entities (the "Acquired Stock"):

     Pilkington Barnes Hind International, Inc. a company registered under the laws of the State of Delaware ("PBH International"), whose address is 811 Madison Avenue, Toledo, Ohio 43697;

     Barnes-Hind International Inc., a company registered under the laws of Delaware ("Barnes-Hind International"), whose address is 811 Madison Avenue, Toledo, Ohio 43697;

     Pilkington Barnes Hind (Services) Limited, a company registered under the laws of England and Wales ("PBH Services"), whose address is Permalens House, 1 Botley Road, Hedge End, Southampton S03 3HB, England;

     Pilkington Barnes Hind N.V., a company registered under the laws of Belgium ("PBH NV"), whose address is Kennedypark 19, 8500 Kortrijk, Belgium;

     Pilkington Barnes Hind SA, a company registered under the laws of France ("PBH France"), whose address is 5 rue Paul Bert, 93581 Saint-Ouen Cedex, France;

     Pilkington Barnes Hind S.A., a company registered under the laws of Spain ("PBH Spain"), whose address is Paseo de la Habana, 145, 28036 Madrid, Spain;

     Pilkington Barnes-Hind Pty Ltd., a company registered under the laws of Australia ("PBH Australia"), whose registered office is 9 Powells Road, Unit #1, Brook-Vale, New South Wales 2010, Australia;

     Pilkington Barnes Hind Japan KK, a company registered under the laws of Japan ("PBH Japan"), whose registered office is Kashikichi Ningyo-cho Bldg., 3rd Floor, 3-10-1 Nihonbashi Ningyo-cho, Chuo-Ku, Tokyo 103, Japan;

     Pilkington Barnes Hind Nederland B.V., a company registered under the laws of the Netherlands ("PBH BV"), whose address is Einsteinstraat 6A, 2811 EP Reejwijk, Netherlands;

     Pilkington Barnes Hind SpA, a company registered under the laws of Italy ("PBH SpA"), whose address is Via E. Fermi (ang. Via G. Carducci), 21042 Caronno Perusella (VA), Italy;

     Pilkington Barnes-Hind Limited, a company registered under the laws of England and Wales ("PBH Ltd."), whose registered office is Permalens House, 1 Botley Road, Hedge End, Southampton S03 3HB, England;

     Pilkington Diffractive Lenses Limited, a company registered under the laws of England and Wales ("Diffractive"), whose registered office is Permalens House, Botley Road, Hedge End, Southampton S03 3HB, England; and

     Pilkington Barnes Hind, Inc., a Delaware corporation ("PBH"), whose address is 810 Kifer Road, Sunnyvale, California 94086;

(referred to herein collectively as the "Acquired Subsidiaries" and each individually as an "Acquired Subsidiary") all on the terms and subject to the conditions set forth herein, and (ii) the assets of Pilkington Deutschland GmbH, a company registered under the laws of Germany ("PD"), whose address is 4650 Gelsenkirchen, Germany, exclusively relating to the research, development, manufacture, distribution, and sale of contact lenses (the worldwide business conducted by the Acquired Subsidiaries referred to in (i) and the worldwide business conducted by PD referred to in (ii) are collectively referred to herein as the "Contact Lens Products Business").

     NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties do hereby agree as follows:

                                   ARTICLE 1

                     PURCHASE AND SALE OF STOCK AND ASSETS

1.1  Purchase and Sale of Acquired Stock.  Upon the terms and subject to the
     -----------------------------------
     conditions set forth herein, Seller agrees to sell, transfer, assign, and deliver or cause to be sold, transferred, assigned, and delivered to Purchaser or the Purchaser Affiliates, at the Closing (as hereinafter defined in Section 9.1 hereof) and Purchaser agrees to purchase, or cause
                -----------
     to be purchased, all of Seller's and its affiliates' right, title, and interest in and to the Acquired Stock, free and clear of any liens, claims, options, charges, encumbrances or rights of any nature, as follows:

------------------------------------------------------------------
                                              Class of    Number
Name of Acquired Subsidiary                    Stock    of Shares
------------------------------------------------------------------
Pilkington Barnes-Hind International, Inc.    Common             1
------------------------------------------------------------------
Barnes-Hind International Inc.                Common         1,000
------------------------------------------------------------------
Pilkington Barnes Hind (Services) Limited     Ordinary           2
------------------------------------------------------------------
Pilkington Barnes Hind N.V.                   Ordinary       6,777
------------------------------------------------------------------
Pilkington Barnes Hind SA                     Ordinary      45,004
------------------------------------------------------------------
Pilkington Barnes Hind S.A.                   Ordinary         555
------------------------------------------------------------------
Pilkington Barnes-Hind Pty Ltd.               Ordinary   1,340,000
------------------------------------------------------------------
Pilkington Barnes Hind Japan KK               Common           400
------------------------------------------------------------------
Pilkington Barnes Hind Nederland B.V.         Ordinary          71
------------------------------------------------------------------
Pilkington Barnes Hind SpA                    Ordinary      80,000
------------------------------------------------------------------
Pilkington Barnes-Hind Limited                Ordinary     850,000
------------------------------------------------------------------
Pilkington Diffractive Lenses Limited         Ordinary   1,000,000
------------------------------------------------------------------
Pilkington Barnes Hind, Inc.                  Common             1
------------------------------------------------------------------

     1.2  Purchase and Sale of the Assets.  Subject to the terms and conditions
          -------------------------------
          of this Agreement, excluding only the Excluded Assets (as defined in
          Section 1.3 below), Seller agrees to cause PD to sell, transfer,
          -----------
          assign, and deliver to Purchaser or the Purchaser Affiliates, and Purchaser agrees to purchase, or cause to be purchased, from PD, all of PD's right, title, and interest in and to those assets, rights, and properties of PD of every kind, character, and description, whether tangible, intangible, real, personal, or mixed, and wherever located, relating exclusively to or used directly and exclusively in the Contact Lens Products Business as conducted by PD, as specified below, if any (the "Acquired Assets"):

          (a) The furniture, machinery, equipment, supplies, tools for maintenance and repair or otherwise, office equipment, other goods and all other tangible personal property located in Germany or otherwise relating exclusively to or used directly and exclusively in the operation of the Contact Lens Products Business as conducted by PD,

          (b) The inventory, including but not limited to, finished products, work in process, inventory in transit to PD, raw materials, spare parts, packing materials, shipping containers, and all other office and maintenance supplies and other similar items or materials relating exclusively to or used directly and exclusively in the operation of the Contact Lens Products Business as conducted by PD;

          (c) The motor vehicles, including automobiles, trucks and other rolling stock, used directly and exclusively in the operation of the Contact Lens Products Business as conducted by PD;

          (d) All of PD's title, claims, and rights under all contracts, agreements, and purchase and sale orders relating exclusively to the Contact Lens Products Business as conducted by PD;

         (e) All existing correspondence, files, invoices, customer lists and information, supplier lists and information, employee files (except for those employees who do not become employees of WJ or the Purchaser Affiliates), operating manuals, catalogs, technical, accounting, manufacturing, and procedural manuals or information sheets, pricing sheets, advertising and display materials, and brochures, and any confidential information and any other materials and data associated exclusively with or used or employed by PD directly and exclusively in the operation of the Contact Lens Products Business as conducted by PD;

          (f) All Intellectual Property (as defined in Section 2.16 hereof) and
                                                       ------------
government approvals and permits issued to, or owned or used by, PD, and any other rights to use such assets relating exclusively to or used directly and exclusively in the operation of the Contact Lens Products Business as conducted by PD including the right to sue for past infringement;

          (g) Except as provided in Section 6.9 hereof, all royalty rights,
                                    -----------
security deposits, and rights and claims to refunds and adjustments of any kind relating exclusively to or arising exclusively out of the operation by PD of the Contact Lens Products Business, other than any thereof included in the Excluded Assets;

          (h) All government licenses, franchises, certificates, orders, approvals, registrations, and permits used exclusively in the operation of the Contact Lens Products Business as conducted by PD to the extent transfer is permitted by applicable law;

          (i) All rights of PD under express or implied warranties relating exclusively to the Contact Lens Products Business as conducted by PD;

          (j) All accounts and notes receivable that relate exclusively or directly to the Contact Lens Products Business as conducted by PD;

          (k) All prepayments and prepaid expenses to the extent WJ or the Purchaser Affiliates receive a benefit after Closing; and

          (l) Any additional items of tangible or intangible property used or owned by PD which are not included above and which relate exclusively to or are used directly and exclusively in the operation of the Contact Lens Products Business as conducted by PD.

     1.3  Assets Not Being Transferred.  Anything contained in Section 1.2 or
          ----------------------------                         -----------
          elsewhere herein to the contrary notwithstanding, there are expressly excluded from the assets, properties, interests in properties and rights to be sold, transferred, assigned, and delivered to Purchaser or the Purchaser Affiliates at the Closing the following:

          (a) All of the Seller's, Seller Affiliates' and PD's right, title, and interest under or related to this Agreement, including, without limitation, the consideration delivered to the Seller, Seller Affiliates and PD pursuant to this Agreement;

          (b)  The capital stock of PD;

          (c)  All cash and bank accounts of PD;

          (d) Except as provided in Section 5.2 hereof, any rights to the name "Pilkington," or any other name using the word "Pilkington," or the Pilkington logo; and

          (e) All of PD's right, title, and interest relating to any assets, rights, and properties of PD, wherever located, whether tangible or intangible, not exclusively or directly related to the Contact Lens Products Business as conducted by PD.

For convenience of reference, the assets, properties, interests in properties and rights of PD described in this Section 1.3 which are not to be sold,
                                   -----------
transferred, conveyed, and assigned to the Purchaser or the Purchaser Affiliates at the Closing are collectively referred to herein as the "Excluded Assets."

     1.4  Assumed Liabilities.  Neither Purchaser nor the Purchaser Affiliates
          -------------------
          shall assume any liabilities or obligations of PD to the extent that they arise out of or relate to the ownership, use or operation of the Acquired Assets on or prior to the Closing Date, whether fixed or contingent, known or unknown, matured or unmatured, executory or non-executory except for (a) accounts payable and accrued expenses to the extent set forth on the statement of Closing Net Current Assets (as hereinafter defined) provided in accordance with Section 1.7(f) below,
                                                           --------------
          and (b) the PD Foreign Employee (as hereinafter defined) liability to the extent provided in Section 6.12 hereof. For convenience of
                                 ------------
          references the foregoing liabilities and obligations of PD being assumed by the Purchaser and the Purchaser Affiliates are collectively referred to herein as the "Assumed Liabilities." The Purchaser and the Purchaser Affiliates shall assume and discharge all (i) Assumed Liabilities and (ii) liabilities or obligations of the Acquired Subsidiaries to the extent that they arise out of or relate to the ownership, use, or operation of the Acquired Assets after the Closing Date.

     1.5  Liabilities Not Being Assumed.  Except as expressly set forth in
          -----------------------------
          Section 1.4, neither the Purchaser, the Purchaser Affiliates, nor the
          -----------
          Acquired Subsidiaries are assuming any liabilities or obligations, whether fixed or contingent, known or unknown, matured or unmatured, executory or non-executory, of Seller, the Seller Affiliates, or PD to the extent they arise out of or relate to ownership, use or operation of the Acquired Assets on or prior to the Closing Date, including but not limited to:

          (a) all short-term and long-term indebtedness for borrowed money and all long-term liabilities, each as determined in accordance with U.K. GAAP (as hereinafter defined), of PD incurred or arising on or prior to the Closing Date;

          (b) all liabilities and obligations of Seller, the Seller Affiliates, or PD under this Agreement or with respect to or arising out of the consummation of the transactions contemplated by this Agreement; and

          (c) all liabilities and obligations of Seller, the Seller Affiliates, or PD for fees and expenses and taxes incurred in connection with, relating to, or arising out of the consummation of the transactions contemplated by this Agreement.

For convenience of reference, the foregoing liabilities and obligations of the Seller, the Seller Affiliates, and PD not being assumed by the Purchaser or the Purchaser Affiliates are collectively referred to herein as the "Excluded Liabilities." The Seller, the Seller Affiliates, and PD shall retain and discharge all Excluded Liabilities.

     1.6  Purchase Price.  The aggregate purchase price to be paid by Purchaser
          --------------
          to Seller for the Acquired Stock and the Acquired Assets (the "Purchase Price") is (i) Seventy-Eight Million Eight Hundred Seventy-Five Thousand and No/ 100 Dollars ($78,875,000), to be adjusted in accordance with Sections 1.7 and 1.8 hereof, and (ii) the
                                      ------------     ---
          Assumed Liabilities, and will be paid as provided below:

          (a) At the Closing, Purchaser shall pay the amount of Seventy-Three Million Eight Hundred Seventy-Five Thousand and No/100 Dollars ($73,875,000), to be adjusted in accordance with Sections 1.7 and 1.8
                                                      ------------     ---
     hereof, by wire transfer in immediately available funds to one or more bank account(s) designated by Seller; and

          (b) At the Closing, Purchaser shall deliver the executed promissory note of Wesley-Jessen Holding, Inc., a Delaware corporation ("WJ Holding") in the form of Exhibit A hereto (the "Note"), in favor of Pilkington Holdings, Inc. in the amount of Five Million and No/100 Dollars ($5,000,000).

1.7  Purchase Price Adjustment.
     -------------------------

          (a) For purposes of this Agreement, "Net Current Assets" means the excess of the consolidated current assets (excluding cash that Purchaser has not requested Seller in writing to leave in the Acquired Subsidiaries and inventory) of the Acquired Subsidiaries and, with respect to PD, the consolidated current assets (excluding cash and inventory) to be transferred pursuant to this Agreement over the consolidated current liabilities of the Acquired Subsidiaries
          ----
which are not required to be paid by Seller or the Seller Affiliates pursuant to this Agreement, and, with respect to PD, the consolidated current liabilities which are not required to be paid by Seller or the Seller Affiliates pursuant to this Agreement (excluding, for the purposes of each of the foregoing calculations, any liabilities, costs or obligations relating to the Contact Lens Products Business' restructuring activities in Europe as described on Schedule
                                                                      --------
1.7(a) hereto) (which schedule shall be updated by Seller as soon as practicable
------
after the date hereof with Seller's list, with estimated redundancy costs totaling not less than $3.2 million, of all employees which have been or are to be made redundant as a result of such restructuring activities (the "European Redundant Employees")) ("European Restructuring Activities"), up to but not exceeding $7,319,000 less any amounts expended on such restructuring activities on or prior to the Closing Date, short-term indebtedness for borrowed money and any accrued interest related thereto and, without duplication, any liabilities which are required to be paid by Seller or the Seller Affiliates pursuant to this Agreement), each as determined in accordance with U.K. Generally Accepted Accounting Principles ("U.K. GAAP") (subject to the absence of footnotes), applied in a manner consistent with the accounting policies and procedures attached as Schedule 1.7(b) hereto, to the extent in accordance with U.K. GAAP.
            ---------------

          (b) For purposes of this Agreement, "Capital Expenditures" means all capital expenditures incurred solely in respect of the Contact Lens Products Business (net of the proceeds related to the disposal or other sale of fixed assets), all as determined in accordance with U.K. GAAP,

          (c) At least ten (10) business days prior to the Closing, Pilkington shall prepare and deliver to WJ (i) an unaudited estimated consolidated balance sheet of the Contact Lens Products Business as of the Closing Date (the "Estimated Closing Balance Sheet") prepared in accordance with U.K. GAAP (subject to the absence of footnotes), applied in a manner consistent with the accounting policies and procedures set forth on Schedule 1.7(b) attached hereto,
                                                ---------------
to the extent in accordance with U.K. GAAP, which Estimated Closing Balance Sheet shall reflect the estimated consolidated Net Current Assets of the Contact Lens Products Business as of the close of business on the Closing Date (the "Estimated Closing Net Current Assets") and the items reflected in Section 1.8,
                                                                   -----------
and (ii) an estimate of the Capital Expenditures of the Contact Lens Products Business for the period commencing April 1, 1996 through and including the Closing Date (the "Estimated CAPEX"); provided that if Pilkington and WJ cannot agree upon the amounts to be included in the Estimated Closing Balance Sheet, the Estimated Closing Net Current Assets, or Estimated CAPEX, such amounts shall be based upon the balances as of March 31, 1996 for Net Current Assets or Target CAPEX, as defined in subsection (e) below.

          (d) If Estimated Closing Net Current Assets are less than $15.1 million (the "Peg Number"), the cash portion of Lie Purchase Price shall be decreased by the amount of such shortfall. If Estimated Closing Net Current Assets are greater than the Peg Number, the cash portion of the Purchase Price shall be increased by the amount of such excess. To the extent that the Peg Number includes any amounts (i) for Taxes measured by or imposed on income, (ii) which are required to be paid by Seller or its affiliates pursuant to this Agreement, (iii) for management bonuses in excess of $1.0 million, or (iv) for Japanese retirement allowances in excess of the calculation thereof on voluntary basis, then the Peg Number will be increased dollar for dollar by such amounts.

          (e) If Estimated CAPEX (determined on a daily basis) is less than (i) $35,069 per day for the period from April 1, 1996 through and including any Closing Date which occurs on or prior to June 30, 1996 and (ii) $17,534 per day for the period from July 1, 1996 through and including any Closing Date which occurs after June 30, 1996 (the amount derived from calculating (i) and (ii) above for the period from April 1, 1996 through and including any Closing Date shall be collectively referred to as the "Target CAPEX"), the cash portion of the Purchase Price shall be decreased by the cumulative amount of such shortfall.

For example, assume that Estimated CAPEX was comprised of $1 million spent during each of April, May and June of 1996 and $100,000 spent through and including an assumed closing date of July 15, 1996. In that case, Estimated CAPEX would total $3.1 million. The required daily rates of $35,069 and $17,534, respectively, would imply a Capital Expenditures requirement in that period of $3,454,289, or $354,289 greater than Estimated CAPEX. Accordingly, the cash portion of the Purchase Price would be reduced by $354,289.

          (f) As promptly as practicable, but in no event later than one hundred twenty (120) days after the Closing, WJ will deliver to Pilkington (i) an audited consolidated balance sheet of the Contact Lens Products Business as of the close of business on the Closing Date (the "Closing Balance Sheet") prepared by a "Big Six" public accounting firm in accordance with U.K. GAAP, which shall reflect the Net Current Assets of the Contact Lens Products Business as of the close of business on the Closing Date (the "Closing Net Current Assets"), and
(ii) a statement of the Capital Expenditures of the Contact Lens Products Business for the period commencing April 1, 1996 through and including the Closing Date ("Actual CAPEX").

          (g) If Pilkington disagrees with WJ's determination of Closing Net Current Assets and/or Actual CAPEX, Pilkington shall notify WJ in writing of such disagreement (such notice setting forth the basis for such disagreement in reasonable detail) and WJ and Pilkington thereafter shall negotiate in good faith to resolve any such disagreements. If WJ and Pilkington are unable to resolve any such disagreements within thirty (30) days after WJ delivers the Closing Balance Sheet to Pilkington, WJ and Pilkington shall submit the dispute to a "Big Six" public accounting firm jointly selected by WJ and Pilkington for resolution. If WJ and Pilkington are unable to agree upon a "Big Six" public accounting firm, an accounting firm shall be selected by lot from a list of up to four "Big Six" accounting firms (excluding Price Waterhouse, Coopers & Lybrand, or any other "Big Six" public accounting firms retained pursuant to Section 1.7(c) or (f) above). The
                                      --------------    ---
accounting firm ultimately selected pursuant to this paragraph is hereinafter referred to as the "Independent Auditor."

          (h) WJ and Pilkington shall use their reasonable best efforts to cause the Independent Auditor to resolve all disagreements over the Closing Net Current Assets and/or Actual CAPEX as soon as practicable, but in any event within 60 days after submission of the disputes to the Independent Auditor. The resolution of such disagreements and the determination of Closing Net Current Asset and/or Actual CAPEX by the Independent Auditor shall be final and binding on WJ and Pilkington and their respective affiliates. The costs and expenses of the Independent Auditor shall be paid equally by WJ and Pilkington.

          (i) If Closing Net Current Assets (as finally determined pursuant to this Section 1.7) is greater than Estimated Closing Net Current Assets, WJ
     -----------
shall, within three (3) business days after Closing Net Current Assets are finally determined pursuant to this Section 1.7, pay to Pilkington, in
                                    -----------
immediately available funds, such excess. If Closing Net Current Assets are less than Estimated Closing Net Current Assets, Pilkington shall, within three (3) business days after Closing Net Current Assets are finally determined pursuant to this Section l.7, pay to WJ, in immediately available funds, such shortfall.
        -----------

          (j) If Actual CAPEX is less than the lesser of (i) the Estimated CAPEX or the Target CAPEX, Pilkington shall, within three (3) business days after Actual CAPEX is finally determined pursuant to this Section 1.7, pay to WJ, in
                                                    -----------
immediately available funds, such shortfall.

          (k) Without duplication, all amounts owed pursuant to this Section 1.7
                                                                     -----------
shall include interest, from and excluding the Closing Date to and including the date of payment, at the prime rate announced by Bankers Trust Company from time to time, calculated on the basis of a 365-day year.

1.8  Other Purchase Price Ad
     -----------------------

          (a) The cash portion of the Purchase Price shall also be decreased dollar-for-dollar to the extent necessary to satisfy in full all of the Contact Lens Products Business' liabilities, costs or obligations (except to the extent reserved on the statement of Closing Net Current Assets or to the extent such liabilities, costs, or obligations are required to be paid by Seller or the Seller Affiliates pursuant to this Agreement) (i) relating to or arising from its European Restructuring Activities up to, but not exceeding, $7,319,000 less any amounts expended on such restructuring activities on or prior to the Closing Date ("European Restructuring Costs"), (ii) except as included in European Restructuring Activities, relating to or arising from any employee terminations effected or initiated on or prior to the Closing and any employment separation agreements entered into on or prior to the Closing, (iii) for short-term and long-term indebtedness for borrowed money and all other long-term liabilities, including any accrued interest related thereto and all prepayment premiums and penalties incurred in connection with any prepayment thereof in connection with the transactions contemplated by this Agreement, and (iv) for the amount then outstanding at the Closing Date under the intercompany loan described in Section
4.10 hereof (the reduction required by this subclause (iv) shall be calculated at the exchange rate in effect on the Closing Date as published in The Wall Street Journal, Eastern edition). In the event the liabilities, costs and obligations referred to in the preceding sentence are not satisfied in cash on or prior to the Closing Date, the amount necessary (as of the close of business on the Closing Date) to satisfy in full such liabilities, costs and obligations shall be deemed to be equal to the aggregate amount of accruals and reserves recorded in the Estimated Closing Balance Sheet. Except with respect to the European Restructuring Costs, if the aggregate amount of such liabilities, costs and obligations is later determined to be greater than the deemed amount described in the preceding sentence, then Pilkington shall, within three (3) business days after such actual amount is determined, pay to WJ, in immediately available funds, the amount of such excess (which amount shall be treated by the parties as a reduction to the Purchase Price). Without duplication, all amounts owed pursuant to the preceding sentence shall include interest, from and excluding the Closing Date to and including the date of payment, at the prime rate announced by Bankers Trust Company from time to time, calculated on the basis of a 365-day year.

          (b) The calculation of any adjustment required pursuant to this
Section 1.8, as well as any disputes which may arise in connection therewith,
-----------
shall be governed by the procedural mechanisms and dispute resolution mechanisms set forth in Section 1.7 (e.g., any dispute shall be submitted to the
             -----------
Independent Auditor) of this Agreement (including but not limited to the procedural estimate mechanisms contemplated in Section 1.7(c)).
                                               --------------

1.9  Allocation of Purchase Price. The Purchase Price to be paid by Purchaser
     ----------------------------
     for the Acquired Assets and the Acquired Stock shall be allocated as provided on Schedule 1.9, and that allocation shall be reported by both
                 ------------
     Purchaser and the Purchaser Affiliates, and Seller and the Seller Affiliates to all applicable taxing authorities.

1.10 Foreign Agreements. Subject to the provisions of Section 6.10, Pilkington
     ------------------                               ------------
     and WJ shall pursuant to, and in accordance with, the terms of this Agreement enter into, or cause the Seller Affiliates or the Purchaser Affiliates, as the case may be, to enter into, on or prior to the Closing Date, separate agreements (the "Foreign Agreements") for the purchase and sale of (i) the assets and liabilities of PD, as more particularly described in this Article 1, and (ii) the Acquired Stock of PBH Services,
                       ---------
     PBH NV,

          PBH France, PBH BV, PBH SpA, PBH Ltd., and Diffractive (the "Non-U.S. Subsidiaries"). The Foreign Agreements shall be in substantially the form attached hereto as Exhibits B-1, B-2, or C, as appropriate, with such modifications as are necessary and appropriate as a result of differences in local law, in order to maintain the same legal meaning, effect and risk allocation as provided for in this Agreement.

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTEES OF SELLER

     As of the date hereof and as of the Closing Date, Seller hereby represents and warrants to Purchaser the following:

     2.1  Organization and Standing.  Each of the Acquired Subsidiaries and PD
          -------------------------
          is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation as described on Schedule 2.1. hereto (to the extent such concept is
                       ------------
          relevant in such jurisdiction). Each of the Acquired Subsidiaries has all necessary corporate power and authority to own its property and to engage in the Contact Lens Products Business throughout the world in which it is presently engaged. PD has all necessary corporate power and authority to own and operate all of the Acquired Assets and to engage in the Contact Lens Products Business as currently conducted by PD. Each of the Acquired Subsidiaries and PD is qualified to do business as a foreign corporation in all jurisdictions where the nature of its business requires such qualification.

     2.2  Authority of Seller.  Seller has full right, power and authority to
          -------------------
          enter into this Agreement, and Seller and each Seller Affiliate has or will have full right, power and authority to enter into each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby on its part to be performed. The execution, delivery, and performance by Seller of this Agreement and by Seller and the Seller Affiliates of each such other agreement, document and instrument has been or will be duly authorized by all necessary corporate action of Seller or such Seller Affiliate and no other corporate action on the part of Seller or such Seller Affiliate is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by Seller or any of the Seller Affiliates pursuant to or as contemplated by this Agreement constitute, or will when executed and delivered constitute, valid and binding obligations of Seller or such Seller Affiliate, enforceable in accordance with their respective terms, subject to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws. Except as disclosed on any schedule to this Agreement, the execution, delivery and performance by Seller of this Agreement and by Seller and the Seller Affiliates of each such other agreement, document and instrument: (i) do not and will not violate any provision of the charter or by-laws of Seller, the Seller Affiliates, or the Acquired Subsidiaries; (ii) do not and will not violate any currently effective laws, rules, or regulations of the United States or any state or other jurisdiction, applicable to Seller, the Seller Affiliates, the Acquired Subsidiaries or PD or require Seller, the Seller Affiliates or the Acquired Subsidiaries or PD to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made and (iii) do not and will not (A) conflict with or result in the breach of any of the provisions of, (B) constitute a default under, (C) result in the violation of, (D) give any third party the right to terminate or accelerate (including after the giving of notice or lapse of time or both) any obligation under, or (E) result in the creation of any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind or nature (collectively, "Liens") upon the Acquired Stock or the
                                    -----
          Acquired Assets under any indenture, mortgage, lease, loan agreement or instrument by which Seller, the Seller Affiliates, PD or any of the Acquired Subsidiaries are currently bound or affected.

     2.3  Ownership of Capital Stock: Related Rights.
          ------------------------------------------

          (a) The authorized and issued capital stock of each Acquired Subsidiary, (collectively constituting the Acquired Stock) is set forth on
Schedule 2.3 hereto. All of the Acquired Stock is owned by Seller, the Seller Affiliates, or one of Seller's nominees as disclosed on Schedule 2.3 hereto and
                                                        ------------
has been duly authorized, validly issued and is fully paid and nonassessable. Upon delivery to Purchaser or the Purchaser Affiliates at the Closing of the certificates representing the Acquired Stock duly endorsed in blank for transfer or with stock powers attached duly executed in blank, or upon the execution of such other documents as are required for the transfer of shares in the respective jurisdiction of incorporation, against delivery of the consideration therefor described in Article 1 hereof, good and valid title to the Acquired Stock shall be transferred to Purchaser or the Purchaser Affiliates, free and clear of any Liens.

          (b) Except as set forth on Schedule 2.3 hereto, there are no
                                     ------------
outstanding subscriptions, options, warrants, obligations, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interest of the Acquired Subsidiaries. There are no preemptive rights, rights of first refusal or similar rights to acquire the Acquired Stock in connection with the transactions contemplated by this Agreement or otherwise. Except as provided in Schedule 2.3
                                                                   ------------
hereto, there are no restrictions on the transfer of the Acquired Stock by Seller or the Seller Affiliates, other than those imposed by relevant state, federal, national, or foreign securities laws. The Acquired Subsidiaries have no obligation to purchase, redeem or otherwise acquire any of the Acquired Stock, and there are no voting trusts or proxies binding upon Seller or the Seller

Affiliates relating to any of the Acquired Stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any of the Acquired Subsidiaries.

     2.4  Subsidiaries.  Except as disclosed on Schedule 2.4 hereto, none of the
          ------------                          ------------
          Acquired Subsidiaries owns or controls, directly or indirectly, any capital stock or other securities or any other interest or investment (whether equity or debt) in any entity.

     2.5  Financial Statements.  Seller has delivered or will deliver to
          --------------------
          Purchaser: (i) the audited consolidated balance sheet for the Contact Lens Products Business as of March 31, 1996, and the related audited consolidated statements of operations and cash flows for the fiscal year then ended (collectively, the "U.S. Statements"), which U.S. Statements have been or will be prepared in accordance with United States generally accepted accounting principles ("United States GAAP"), consistently applied; and (ii) the consolidated balance sheet for the Contact Lens Products Business as of March 31, 1996 (the "Latest Balance Sheet") and the related consolidated statements of operations for the fiscal year then ended (collectively, the " U. K. Statements "), which U.K. Statements have been prepared in accordance with U.K. GAAP, consistently applied. The U.K. Statements are attached hereto as Schedule 2.5. The U.K. Statements and the U.S. Statements
                    ------------
          shall collectively be referred to herein as the "Financial Statements." The Financial Statements present or will present fairly and accurately, in all material respects, as of their respective times and periods, the financial condition and results of operations and cash flows of the Contact Lens Products Business, for such times and periods, and are or will be correct and complete in all material respects, and are or will be consistent with the books and records of the Acquired Subsidiaries and PD.

     2.6  Labor and Employment Matters.  Except as disclosed on Schedule 2.6
          ----------------------------                          ------------
          hereto, none of the Acquired Subsidiaries or, with respect to the Contact Lens Products Business, PD, is a party to any collective bargaining agreement with any labor union or association; there are no discussions, negotiations, demands, or proposals that are pending or that have been conducted or made with or by any labor union or association; and there are no pending or, to the Seller's or the Seller Affiliates' knowledge, threatened labor disputes, strikes, or work stoppages. Except as disclosed on Schedule 2.6 hereto, each of
                                                 ------------
          the Acquired Subsidiaries and, with respect to the Contact Lens Products Business, PD, is in Material (as defined in Section 11. 22
                                                               ----------
          hereof) compliance with all foreign, federal, state, and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, that in anyway relate to the Employees (as defined in Section 2.18 below).

     2.7  Title and Condition of Acquired Assets.
          --------------------------------------

          (a) Except as otherwise disclosed on Schedule 2.7 hereto and excluding
                                               ------------
the Excluded Assets, (i) each Acquired Subsidiary has good and marketable title to its respective tangible property used in the Contact Lens Products Business and (ii) PD has good and marketable title to the Acquired Assets, in each case free and clear of any and all Liens; provided that the foregoing representation and warranty shall not include any representation or warranty regarding Real Property or Intellectual Property, which are covered by Sections 2.9 and 2.16,
                                                        ------------     ----
respectively. For purposes of this Agreement, "Acquired Subsidiaries' Assets" shall mean all tangible and intangible property used in the Contact Lens Products Business. All of the Acquired Subsidiaries' Assets and the Acquired Assets are in good operating condition and repair, normal wear and tear excepted.

          (b) The Acquired Subsidiaries' Assets and the Acquired Assets include all assets used by the Acquired Subsidiaries and PD in the operation of the Contact Lens Products Business. Seller represents and warrants that (i) the level and category of transitional services to be provided to the Contact Lens Products Business pursuant to the Transition Services Agreement (as hereinafter defined) are sufficient to operate the Contact Lens Products Business as it is currently conducted, and (ii) the price or cost of each transitional service to be provided to the Contact Lens Products Business in the Transition Services Agreement is based on the direct actual historical price or cost of such service and is reflected in the Financial Statements.

     2.8  No Material Change.  Except as disclosed on Schedule 2.8 hereto, there
          ------------------                          ------------
          have not been any:

          (a) Transactions by any Acquired Subsidiary or PD affecting the Contact Lens Products Business since December 31, 1995, except in the ordinary course of business;

          (b) A material and adverse effect upon the business, assets, financial condition, or operating results of the Contact Lens Products Business since March 31, 1996 (a "Material Adverse Change");

          (c) Labor disputes materially and adversely affecting the Contact Lens Products Business since December 31, 1995;

          (d) Amendment or termination of any contract, agreement, or license material to the Contact Lens Products Business or to which the Contact Lens Products Business, the Acquired Subsidiaries' Assets or Acquired Assets are subject since March 31, 1996, except in the ordinary course of business as conducted on that date;

          (e) Citations received for any violations of the Federal Occupational Safety and Health Act of 1970 or any rules or regulations promulgated thereunder with respect to the Contact Lens Products Business since December 31, 1995;

          (f) Waiver or release of any right or claim of any Acquired Subsidiary or, with respect to the Contact Lens Products Business, of PD, since December 31, 1995, except in the ordinary course of business;

          (g) Sales, transfers, or disposals of, or agreements to sell, transfer, or otherwise dispose of any of the Acquired Subsidiaries' Assets or the Acquired Assets, since December 31, 1995, except in the ordinary course of business;

          (h) Agreements entered into granting any rights to purchase any of the Acquired Subsidiaries' Assets or the Acquired Assets (including management and control thereof), or requiring the consent of any party to the transfer and assignment of the Acquired Subsidiaries' Assets or the Acquired Assets (including management and control thereof) since December 31, 1995, except in the ordinary course of business;

          (i) Grants of any bonuses or any wage or salary increase to any employee, officer or director of the Contact Lens Products Business, or any other material change in employment terms for any such employee, officer or director since December 31, 1995, other than grants or increases in the ordinary course of business;

          (j) Grants of any increases in, or amendments to or terminations of any existing employee benefit plan, program, policy or arrangement or adoption of any new employee benefit plan or arrangement of the Acquired Subs,.diaries or, with respect to the Contact Lens Products Business, of PD, since March 31, 1996;

          (k) Changes to any advertising or promotional programs of the Acquired Subsidiaries or, with respect to the Contact Lens Products Business, of PD, since December 31, 1995, other than in the ordinary course of business;

          (l) Changes in any sales practices or credit terms of the Acquired Subsidiaries or, with respect to the Contact Lens Products Business, of PD, since December 31, 1995, except in the ordinary course of business; or

          (m) Agreement or understanding whether in writing or otherwise, for any of the Acquired Subsidiaries or, with respect to the Contact Lens Products Business for PD to take any of the actions to do any of the things described in the preceding clauses (a) through (1) since December 31, 1995.

     2.9  Real Property.
          -------------

          (a) Schedule 2.9 hereto correctly identifies all real property leased
              ------------
or subleased (as lessee or lessor) by any of the Acquired Subsidiaries or, with respect to PD, exclusively in connection with the Contact Lens Products Business (the "Leased Property"), and Seller has delivered, or caused to be delivered, to Purchaser all binding leases, agreements, and subleases, and any amendments thereto with respect to such Leased Property (the "Leases"). The Leases are in full force and effect, and there are no existing defaults or any events that with the passage of time or the giving of notice, or both, would constitute an event of default by any of the Acquired Subsidiaries or PD under any Lease or, to Seller's and the Seller Affiliates' knowledge, by any other party to any Lease. Except as described on Schedule 2.9, no consent, waiver, approval or
                              ------------
authorization is required from the landlord or lessee under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

          (b) Schedule 2.9 hereto contains a complete and accurate legal
              ------------
description of each parcel of real property owned by the Acquired Subsidiaries or, with respect to PD, exclusively in connection with the Contact Lens Products Business (the "Owned Property"; the Leased Property and the Owned Property are collectively referred to as the "Real Property").

          (c) The owner or lessee identified in Schedule 2.9 hereto has good and
                                                ------------
marketable title to the Owned Property or a good and valid leasehold interest in the Leased Property, in each case free and clear of any Lien except for installments of real property taxes not yet due and payable, special assessments not yet delinquent, and recorded easements, covenants, and other restrictions that do not adversely affect the conduct of the Contact Lens Products Business and that have not been violated (the "Permitted Encumbrances"). There are no pending or, to Seller's and the Seller Affiliates' knowledge, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Real Property. Except as set forth on Schedule 2.9, other than PD and the
                                       ------------
Acquired Subsidiaries, there are no parties in possession or parties having any rights to occupy any of the Real Property.

          (d) (i) All improvements made by the Acquired Subsidiaries on the Real Property have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof, and (ii) all such improvements have been operated and maintained in Material compliance with applicable laws, rules, and regulations.

          (e) There are no outstanding options or rights of first refusal to purchase the Owned Property, or any portion thereof or interest therein.

     2.10 Litigation.  Except as set forth on Schedule 2.10 hereto, there are
          ----------                          -------------
          no suits, claims, actions, arbitrations, investigations, or proceedings, now pending, or, to the Seller's and the Seller Affiliates' knowledge, threatened against any of the Acquired Subsidiaries, the Acquired Assets or the Acquired Stock or, with respect to PD, Seller, or the Seller Affiliates, relating to the Contact Lens Products Business, before any court, arbitration, administrative or regulatory body, or any governmental or quasi-governmental agency. Except as set forth on
              Schedule 2.10 hereto, none of the Acquired Subsidiaries, PD, the
              -------------
              Acquired Assets, the Acquired Stock, Seller, nor the Seller Affiliates (in the case of Seller, the Seller Affiliates, and PD, with respect to the Contact Lens Products Business) is subject to any continuing court or administrative order, writ, injunction, or decree and none of the Seller, the Seller Affiliates, PD (in the case of Seller, the Seller Affiliates, and PD, with respect to the Contact Lens Products Business), or the Acquired Subsidiaries is in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality.

     2.11     Consents. Except as otherwise disclosed on Schedules 2.9 and 2.11
              --------                                   ----------------------
              hereto, none of Seller, the Seller Affiliates, the Acquired Subsidiaries, or PD is required to make any filing with, or obtain any permit, authorization, consents or other approvals of any court, arbitrational tribunal, or regulatory authority or governmental agency, bureau, or authority, or other person, including any licensor, lender, vendor, or lessor in order to effect the transaction contemplated hereby, other than any filing, permit, authorization, consent, or approval that if not obtained or made would not have a Material adverse effect on the Contact Lens Products Business or the Acquired Assets or the Acquired Stock or on the ability of the Seller or the Seller' Affiliates to consummate the transactions contemplated by this Agreement.

     2.12     Taxes. All tax reports and returns to be filed in respect of any
              -----
              of Acquired Subsidiaries or, with respect to the Contact Lens Products Business, PD, or the Acquired Assets or the Acquired Stock have been filed and all taxes shown to be due on such tax returns or reports or claimed to be due from any of the Acquired Subsidiaries or, with respect to the Contact Lens Products Business, PD, or the Acquired Assets or the Acquired Stock by foreign, federal, state, or local taxing authorities (including, without limitation, those due in respect of properties, income, franchise, licenses, sales, and payrolls, as well as any interest or penalties thereon) (the "Taxes") have been paid. Neither of the Seller nor the Seller Affiliates has any knowledge of any state of facts which would constitute grounds for the assessment of any Material tax liability against any of the Acquired Subsidiaries or, with respect to the Contact Lens Products Business, PD, with respect to any tax reports and returns filed. None of the Acquired Subsidiaries or PD has caused or permitted a change in any method of accounting for tax purposes during or applicable to its current tax year which would render inaccurate, misleading, or incomplete the information concerning taxes set forth in or referred to in this Section 2.12, or which would have an adverse effect on the
                   ------------
              Contact Lens Products Business or the Acquired

              Assets or the Acquired Stock for any period ending on or before the Closing Date. Except as otherwise disclosed on Schedule 2.12
                                                                 -------------
              hereto, (i) no claim has been made during the past three (3) fiscal years by a taxing authority in a jurisdiction where an Acquired Subsidiary does not file tax returns or reports that such entity is or may be subject to Taxes assessed by such jurisdiction; (ii) the Acquired Subsidiaries have not made any payments, or are or shall become obligated (under any contract entered into on or before the Closing Date) to make any payments, that shall be nondeductible under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (or any corresponding provision of state, local or foreign income Tax law); and (iii) the Acquired Subsidiaries will not be required as a result of (A) a change in method of accounting for a taxable year ending on or prior to the Closing Date, (B) any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), or (C) any deferred intercompany gain described in Treasury Regulation (S) 1. 150213 or any excess loss account described in Treasury Regulation (S) 1. 1502-19 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income tax law) to include any item of income or adjustment in taxable income or exclude any item of deduction from taxable income for any taxable year or portion thereof beginning after the Closing Date. PBH International has regular United States federal income Tax net operating loss carryforwards equal to at least $10 million as of March 31, 1996. There are not, and since April 1, 1993 have not been, any written agreements that memorialize any purchasing arrangements between or among any of the Acquired Subsidiaries or between or among any of the Acquired Subsidiaries and, with respect to the Contact Lens Products Business, PD, that would be inconsistent with and would adversely impact the conversion of any Acquired Subsidiary to a commissionaire or agent.

     2.13     Licenses and Permits. Except as provided on Schedule 2.13, each of
              --------------------                        -------------
              the Acquired Subsidiaries and PD has, in fall force and effect, all of the foreign, federal, state, or local governmental licenses, franchises, certificates, orders, approvals, registrations, and permits (collectively, the "Permits") that are necessary to the operation of the Contact Lens Products Business by the Acquired Subsidiaries and PD. Schedule 2.13 contains a
                                                   -------------
              listing of all Material Permits. Each of the Acquired Subsidiaries and PD is in compliance with the terms and conditions of the Permits on Schedule 2.13 and has received no notices that it is in
                         -------------
              violation of any of the terms or conditions of such Permits.

     2.14     Compliance with Laws.  Except as provided on Schedule 2.14:
              --------------------                         -------------

     (a) None of the Acquired Subsidiaries or PD is in default under or in violation of any applicable statute, law, ordinance, decree, order, rule, regulation, franchise, permit, premarket approvals or license of any governmental body, which default or violation has or may have a Material adverse effect upon the Acquired Assets or the Acquired Stock, or which would prohibit or impair the Seller's performance of this Agreement or the transactions contemplated hereby;

     (b) Since April 1, 1993, neither the Acquired Subsidiaries nor PD has received any notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action, in each case relating to any products or goods designed, manufactured, merchandised, distributed, serviced or sold (or proposed to be designed, manufactured, merchandised, distributed, serviced or sold) by the Contact Lens Products Business on or prior to the Closing Date (the "Products") or to the facilities in which the Products
                          --------
are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled by any of the Acquired Subsidiaries or PD, by the Food and Drug Administration (the "FDA"), or by any other federal, state, local or foreign
                     ---
authority having or asserting responsibility for the regulation of the Products ("Other Authorities");
  -----------------

     (c) Each of the Acquired Subsidiaries and PD has obtained all necessary approvals, registrations and authorizations from, has made all necessary and appropriate applications and other submissions to, and has prepared and maintained all records, studies and other documentation needed to satisfy and demonstrate compliance with the requirements of the FDA and Other Authorities for its current business activities relating to the Products;

     (d) Each Acquired Subsidiary and PD is in compliance in all Material respects with all applicable regulations and requirements of the FDA and Other Authorities relating to the Products, including without limitation any good manufacturing or handling practices, requirements for demonstrating and maintaining the safety and efficacy of the Products, export requirements, certificates of export, requirements for investigating customer complaints and inquiries, labeling requirements and protocols, shipping requirements, monitoring requirements, packaging or repackaging requirements, laboratory controls, sterility requirements, inventory controls and storage and warehousing procedures;

     (e) All Products included in the inventory of the Acquired Subsidiaries and PD being conveyed to Purchaser or the Purchaser Affiliates at Closing comply in all respects with current applicable FDA requirements and were handled by each Acquired Subsidiary and PD in conformity with current applicable FDA requirements and

     (f) No Acquired Subsidiary nor PD has received any written notification, which remains Unresolved as of the .ate hereof, from the FDA, FDA personnel or Other Authorities indicating that any Product is unsafe or ineffective for its intended use.

     2.15  Contracts.
           ---------

           (a) Except for contracts, commitments, plans, agreements and licenses described in Schedule 2.15 hereto (true and complete copies of
                           -------------
     which have been delivered to the Purchaser), none of the Acquired Subsidiaries nor, with respect to the Contact Lens Products Business, PD, is a party to or subject to:


                 (i) any plan or contract or agreement providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

                 (ii) any employment contract or independent contractor agreement which requires the payment of more than $30,000 annually or which is not terminable within 30 days by such Acquired Subsidiary or PD without liability for any penalty or severance payment;

                (iii) any contract or agreement for the purchase of any commodity, material or equipment, except purchase orders in the ordinary course for less than $10,000 (as disclosed up to and including June 17, 1996);

                 (iv) any other contracts or agreements creating any obligations of such Acquired Subsidiary or PD of $50,000 or more annually with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

                 (v) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                 (vi) any contract or agreement for the sale, lease or license of Acquired Subsidiary Assets or Acquired Assets not made in the ordinary course of business;

                (vii) any contract with any sales agent, supplier, or distributor of products of such Acquired Subsidiary or PD that is not terminable without penalty within ninety (90) days;

               (viii) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money;

                 (ix) any contract or agreement with Seller, any of the Seller Affiliates, or any officer, employee, director or stockholder of Seller, any of the Seller Affiliates, any Acquired Subsidiary or PD or with any persons or organizations controlled by or affiliated with it;

                 (x) any license, sublicense or royalty agreement which requires the payment of more than $50,000 annually or is otherwise material to the Contact Lens Products Business;

                (xi) any consulting, promotional or advertising agreement (including, without limitation, any agreement that obligates any Acquired Subsidiary or PD to endorse or promote the products of any unaffiliated party) that requires the payment of more than $30,000 annually or that is not terminable within 30 days by such Acquired Subsidiary or PD without liability for any penalty or severance payment; or

               (xii) any contract or agreement which prohibits it from freely engaging in business anywhere in the world.

           (b) No condition or event or fact exists which, with notice, lapse of time or both would constitute a default under any Contract (as hereinafter defined) on the part of the Acquired Subsidiaries or PD or, to the knowledge of Seller or the Seller Affiliates, any other party thereto. Except as disclosed on Schedule 2.15: (i) none of the other parties to such
                            -------------
     Contracts has given notice to PD or any Acquired Subsidiary that it intends to terminate or materially alter the provisions of such Contracts; and (ii) neither PD nor any Acquired Subsidiary has given notice to any other party that it intends to terminate or materially alter the provisions of such Contracts.

     All contracts, agreements, commitments, and arrangements required to be disclosed on Schedule 2.15 are referred to herein as "Contracts".
             -------------

     2.16     Intellectual Property.
              ---------------------

              (a) PD and the Acquired Subsidiaries own all right, title and interest in and to, or have an effective written license to use, all of the Intellectual Property (as defined below) necessary for or otherwise used in the operation of the Contact Lens Products Business as presently conducted and as presently proposed to be conducted by PD and the Acquired Subsidiaries; and each item of Intellectual Property owned or used by PD and the Acquired Subsidiaries in the operation of the Contact Lens Products Business immediately prior to the Closing hereunder will be owned or available for use by the Purchaser or the Purchaser Affiliates on identical terms and conditions immediately subsequent to the Closing hereunder.

              (b) Patents and Patent Applications. Schedule 2.16 hereto sets forth all patents and patent applications owned by the Acquired Subsidiaries, PD, Seller or the Seller Affiliates and used in the operation of the Contact Lens Products Business. With respect to all such patents and patent applications, except as specifically set forth in Schedule 2.16 hereto:

              (1)  The entity listed in Schedule 2.16 hereto as the owner of any
                                        -------------
     patent or patent application is the sole and exclusive owner of the entire right, title and interest in and to such patent or patent application and any and all related know-how, and has the right to assign or will arrange on or prior to Closing or as soon as practicable thereafter, at no additional cost to Purchaser, the Purchaser Affiliates or the Acquired Subsidiaries, for the assignment and transfer of the same to one of the Acquired Subsidiaries or WJ GmbH, as the case may be;

              (2) Such patents and patent applications and related know-how are free of any encumbrances, including, without ',imitation, Liens, licenses, judgments and security interests, and all such patents and patent applications are in full force and effect; and

              (3) To Seller's knowledge, none of such patents or patent applications are the current subject of any interference, opposition, reissue or reexamination proceeding.

     (c)      Intellectual Property Licenses: Schedule 2.16 hereto sets forth
              ------------------------------  -------------
all license agreements (other than computer software license agreements which are described in the succeeding sentence) owned or used by the Acquired Subsidiaries or, with respect to Seller, PD, or the Seller Affiliates, used in the operation of the Contact Lens Products Business and all license agreements granted by PD or the Acquired Subsidiaries. Schedule 2.16 also sets forth all
                                            -------------
Material computer software owned, licensed or used on the SAP system by the Acquired Subsidiaries or, with respect to PD, used in the operation of the Contact Lens Products Business. With respect to all such license agreements that relate to the Intellectual Property used by the Acquired Subsidiaries or, with respect to PD, used in the operation of the Contact Lens Products Business, except as specifically set forth in Schedule 2.16 hereto, all of such license
                                    -------------
agreements have been fully executed and are in full force and effect as of the date hereof, and, to Seller's and the Seller Affiliates' knowledge, no party to any such license agreement is in material breach thereof.

     (d)      Consulting Agreements: Except as set forth on Schedule 2.16
              ---------------------
hereto, there are no consulting agreements in effect which are binding upon any Acquired Subsidiary, or with respect to the Contact Lens Products Business, PD.

     (e)      Research and Development Projects: Schedule 2.16 hereto sets forth
              ---------------------------------  -------------
all current research and development (R&D) projects relating primarily to the Contact Lens Products Business. With respect to all such R&D projects,
Schedule 2.16 sets forth a brief description of the objective of the R&D project
-------------
and a summary of the work conducted.

     (f)      Trademarks, Copyrights, Etc.: Schedule 2.16 hereto sets forth all
              ----------------------------  -------------
copyright and trademark registrations and applications relating to the Contact Lens Products Business (the "Trademarks"). With respect to the Trademarks, except as stated in Schedule 2.16
                    -------------
hereof, the Acquired Subsidiaries or PD are the sole and exclusive owners of the entire right, title and interest in and to the Trademarks, and have the right to assign and transfer the same to Purchaser or the Purchaser Affiliates under this Agreement. In this regard, Seller represents and warrants that the Trademarks are free of any encumbrances, including, without limitation, liens, licenses, judgments, restrictions and/or security interests and that, to Seller's knowledge, no Trademark is the current subject of any interference or opposition proceeding before any court or any administrative agency.

     (g)      Except as set forth on Schedule 2.16 hereto, neither PD nor Seller
                                     -------------
nor the Seller Affiliates nor any of the Acquired Subsidiaries is aware of any infringement or misappropriation by any third party with respect to the Intellectual Property owned or used by the Acquired Subsidiaries or, with respect to PD, used in the operation of the Contact Lens Products Business; none of the Acquired Subsidiaries nor, with respect to the Contact Lens Products Business, PD, has received any claim from any third party that it has infringed, misappropriated or otherwise conflicted with any Intellectual Property rights of any third party relating to the Contact Lens Products Business, including, without limitation, any demand or request that PD or any of the Acquired Subsidiaries license any such rights from any third party; and neither PD nor any of the Acquired Subsidiaries has made any claim against any third party that such third party has infringed, misappropriated or otherwise conflicted with any Intellectual Property rights of any Acquired Subsidiary or, with respect to the Contact Lens Products Business, PD.

     (h) As used herein, "Intellectual Property" shall mean: all patents; all trademarks, service marks, trade dress and trade names and all the goodwill associated therewith; all copyrights; all registrations, applications and renewals for any of the foregoing; all inventions and invention disclosures; all trade secrets, confidential information and know-how; and all other proprietary rights, including, without limitation, computer software, data, data bases and related documentation.

2.17  Environmental Matters.  Except as disclosed on Schedule 2.17 hereto:
      ---------------------                          -------------

      (a) The Acquired Subsidiaries and, with respect to the Contact Lens Products Business, PD, as well as all property, facilities, machinery, or equipment owned, operated or used by any of the Acquired Subsidiaries or, with respect to the Contact Lens Products Business, PD, and all of the Acquired Subsidiaries' Assets and the Acquired Assets have complied and are in compliance with all applicable Environmental, Health, and Safety Laws (defined below), including but not limited to laws relating to the generation, use, sale, storage, handling, transfer, recycling, or disposal of any Hazardous Substance (defined below).

      (b) Neither Seller nor any Seller Affiliate nor PD (each with respect to the Contact Lens Products Business) nor any of the Acquired Subsidiaries has received any notice alleging violation of or liability under any Environmental, Health, and Safety Laws from any governmental authority or third party; and no claim, action, or lawsuit by any public or private entity has been received or filed against any of the Acquired Subsidiaries or, with respect to the Contact Lens Products Business, PD, relating directly or indirectly to any violation of or liability under any of the Environmental, Health, and Safety Laws, and, to Seller's and the Seller Affiliates' knowledge, no such claim, action, or lawsuit is threatened.

           (c) The Acquired Subsidiaries or PD have obtained all permits required under Environmental, Health and Safety Laws for ownership or operation of the Acquired Assets or the Acquired Subsidiaries' Assets; such permits have been maintained and are in full force and effect; the Acquired Subsidiaries or PD are in Material compliance with such permits; and (i) as to the Acquired Assets, such permits will be transferred to Purchaser or the Purchaser Affiliates at the Closing, except as disclosed on Schedule
                                                                     --------
     2.17 hereto, and (ii) as to the Acquired Subsidiaries, such permits may be
     ----
     relied upon for continued lawful operation of the Contact Lens Products Business after Closing without transfer, reissuance or other governmental action for the remainder of the term of such permits, except as disclosed on Schedule 2.17 hereto.
        -------------

           (d) None of the Acquired Subsidiaries or PD is in violation of any decree, order, permit, license, statute, or regulation relating to health, safety or the environment.

           (e) There are no Hazardous Substances at any of the Owned Property, and at no time prior to the Closing has any spill, release, discharge, or disposal of Hazardous Substances occurred at, on, under, or from the Owned Property.

           (f) Neither the Acquired Subsidiaries nor PD treats, recycles, stores or disposes of any Hazardous Substance on-site such as to require issuance of any governmental permit.

           (g) No liens arising under any Environmental, Health, and Safety Laws have attached to any of the Acquired Assets or the Acquired Subsidiaries' Assets or the property, facilities, machinery, or equipment owned, operated or used by any of the Acquired Subsidiaries.

           (h) Neither the Acquired Subsidiaries nor, with respect to the Contact Lens Products Business, PD, has treated, stored, disposed of, arranged for or permitted the disposal of, or transported, handled, or released any substance, including without limitation any Hazardous Substance (or owned or operated any property or facility that has been contaminated by such substance), in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal
                                         ------
     Act, as amended ("SWDA") or any other Environmental, Health and Safety
                       ----
     Laws.

           (i) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered " or "responsible property transfer" Environmental, Health and Safety Laws.

           (j)   For purposes of this Section 2.17,
                                      ------------

                 (i) "Environmental. Health, and Safety Laws means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, and Part IIA of the Environmental Protection Act 1990, each as amended prior to the Closing, together with all other applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) and all applicable common law concerning pollution or protection of human health and the environment, or employee health and safety, including but not limited to laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands, or to internal or external noise levels, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes; and

           (ii) "Hazardous Substance" means, collectively, any petroleum or petroleum product or byproduct, and any waste, substance, material, or pollutant referred to or designated as hazardous, toxic, extremely hazardous, special (pursuant to U.K. law only), flammable, explosive, radioactive, or words of similar meaning or regulatory effect under any Environmental, Health, and Safety Laws.

     2.18  Employees.  Attached hereto as Schedule 2.18 hereto is a list, as of
           ---------                      -------------
           June 1, 1996, of names, location, then current annual rates of salary, and length of service of all the employees of the Acquired Subsidiaries or, in the case of PD, of all employees whose work relates exclusively to the Contact Lens Products Business (the "Employees"). Seller shall, on or prior to the Closing Date, provide Purchaser with an updated schedule that reflects, as of July 15, 1996, all employees of the Acquired Subsidiaries and all employees of PD whose work relates exclusively to the Contact Lens Products Business (all such employees shall be refer-red to as "Continued Employees").

     2.19  Stay Agreements.  Attached hereto as Schedule 2.19 is a list of all
           ---------------                      -------------
           employment retention, "stay" or similar bonus or incentive stay agreements, pursuant to which any Acquired Subsidiary or P.") has agreed to pay stay bonuses and/or special incentive payments as consideration for the agreement of those Employees to remain continuously employed with such Acquired Subsidiary or PD through the closing of a sale of the Contact Lens Products Business. For purposes of this Agreement, the employment retention, "stay" or similar bonus or incentive stay agreements required to be disclosed on Schedule 2.19 hereto are hereinafter referred to as "Stay
              -------------
           Agreements."

     2.20  Employee Benefit Plans.
           ----------------------

           (a)   Except as set forth on Schedule 2.20 hereto, neither any
                                        -------------
     Acquired Subsidiary, PD, nor any ERISA Affiliate (as defined below) maintains, or is required to contribute, on behalf of any Employee to any
     (i) employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")),
     (ii) employee welfare benefit plan (as defined in ERISA Section 3(l)), or
     (iii) other deferred compensation, stock purchase, stock option, incentive, bonus, or other plan, program or arrangement that provides compensation or benefits in connection with employment that are not treated as either an employee pension benefit plan or an employee welfare benefit plan (all such plans, arrangements, and programs described in (i) through (iii) are referred to herein as the "Plans"). For purposes of this Section 2.20, the
                                                              ------------
     term ERISA Affiliate means any Acquired Subsidiary and any trade or business that is a member of a group of organizations within the meaning of
     Section 414(b), (c), (m), or (o) of the Code. All Plans set forth on
     Schedule 2.20 hereto, and their related trusts, if any, comply in form and
     -------------
     have been administered in all Material respects in accordance with the applicable requirements of ERISA, and all other applicable laws, miles, and regulations, and any necessary governmental approvals of the Plans have been obtained. All of the Plans that are maintained outside of the United States have been maintained and administered in all Material respects in accordance with all applicable laws and regulations of the countries in which such plans are maintained.

           (b) Neither any Acquired Subsidiary, PD, nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC"), the Internal Revenue Service, any multiemployer plan or otherwise with respect to any Plan currently or previously maintained that has not been satisfied in full, and no condition exists that presents a Material risk to the Acquired Subsidiaries, PD or any ERISA Affiliate of incurring such a liability (other than liability for premiums due the PBGC) that could reasonably be expected to have any Material adverse effect on Purchaser or the Purchaser Affiliates on or after the Closing. Neither any Acquired Subsidiary, PD, nor any ERISA Affiliate has ceased operation at any facility or withdrawn from any Plan that is subject to Title IV of ERISA in a manner that could subject them to liability under Section 4062, 4063, or 4064 of ERISA, and to Seller's and the Seller Affiliates' knowledge, no events have occurred which will give rise to any liability of either any Acquired Subsidiary, PD, or any ERISA Affiliate to the PBGC under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against the Purchaser or the Purchaser Affiliates by the PBGC. Neither
any Acquired Subsidiary, PD, nor any ERISA Affiliate has incurred any withdrawal liability within the meaning of Section 4201 and 4204 of ERISA to any Plan that is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

     2.21  Inventory.  The inventory relating to the Contact Lens Products
           ---------
           Business is being and has been maintained at levels consistent with past practices of the Contact Lens Products Business and is adequate for the continuation of the Contact Lens Products Business as presently conducted.

     2.22  Warranties.  Except as set forth on Schedule 2.22 hereto, none of the
           ----------                          -------------
           Acquired Subsidiaries or PD has given or made any express warranties or indemnities to third parties with respect to any products sold or services performed by such entities relating, to the Contact Lens Products Business. There is no basis for any present claim against any of the Acquired Subsidiaries or PD for liability due to any express or implied warranty or indemnity relating to the Contact Lens Products Business. All products designed, manufactured, merchandised, serviced, distributed, sold or delivered by the Contact Lens Products Business at any time prior to the Closing Date have been in conformity with all applicable contractual commitments and all express or implied warranties. Except as set forth in the Closing Balance Sheet, no liability exists for replacement thereof or other damages in connection with such sales or deliveries at any time prior to the Closing Date.

     2.23  Brokers and Finders.  None of the Seller, the Seller Affiliates, the
           -------------------
           Acquired Subsidiaries or PD has dealt with any broker, finder, or other person entitled to any broker's or finder's fee, commission, or other similar compensation in connection with the transaction contemplated hereby.

     2.24  Insurance.  Each of the Acquired Subsidiaries and, with respect to
           ---------
           the Contact Lens Products Business, PD, maintains third party insurance coverage with respect to its properties and business of such a nature, with such terms, and covering such risks as a prudent person would maintain with respect to similar properties and business. All of such insurance policies are legal, valid, binding and enforceable and in full force and effect and no Acquired Subsidiary nor, with respect to the Contact Lens Products Business, PD, is in breach or default with respect to its obligations under any insurance policies.

     2.25  Officers and Directors: Bank Accounts.  Schedule 2.25 attached hereto
           -------------------------------------   -------------
           lists all officers and directors of each Acquired Subsidiary and all bank accounts of each Acquired Subsidiary (designating each authorized signatory and the level of each signatory's authorization).

     2.26  Absence of Undisclosed Liabilities.  None of the Acquired
           ----------------------------------
           Subsidiaries nor, with respect to the Contact Lens Products Business, PD, has any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise, whether due or to become due) arising out of transactions entered into at or prior to the Closing, or any transaction, series of transactions, action or inaction at or prior to the Closing, any state of facts or condition existing at or prior to the Closing, or that are not related to the Contact Lens Products Business (regardless of when any such liability or obligation is asserted), except (a) liabilities and obligations described on any Schedule to this Agreement (to the extent that the relevance of such liability or obligation is reasonably apparent in the Schedule in which such liability or obligation is disclosed), (b) liabilities and obligations to the extent specifically reflected and reserved on the Latest Balance Sheet, and (c) liabilities and obligations which have arisen after March 31, 1996, in the ordinary course of business or otherwise in accordance with the terms of this Agreement (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand).

     2.27  Investment Representation of Pilkington.  In connection with the
           ---------------------------------------
           issuance of the Note to Pilkington Holdings, Inc. hereunder, Pilkington hereby represents and warrants to WJ that:

           (a) Pilkington has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Note and has had full access to such information concerning WJ Holding as Pilkington has requested;

           (b) Pilkington Holdings, Inc. is able to bear the economic risk of the investment in the Note for an indefinite period of time;

           (c) Pilkington Holdings, Inc. is acquiring the Note hereunder for its own account with the present intention of holding such securities for investment purposes and has no intention of selling such security in a public distribution in violation of federal or state securities laws.

     2.28  Disclosure.  Neither this Article 2 nor any certificate delivered by
           ----------
           Seller or the Seller Affiliates to Purchaser or the Purchaser Affiliates contains or will contain any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                 ARTICLE 3

                  REPRESENTATIONS AND WARRANTEES OF PURCHASER

          As of the date hereof and as of the Closing Date, Purchaser hereby represents and warrants to Seller the following:

          3.1  Organization and Standing.  Purchaser and each of the Purchaser
               -------------------------
               Affiliates is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation as described in Schedule 3. 1 hereto (to the extent such concept is relevant in such jurisdiction). Purchaser and each of the Purchaser Affiliates has all the requisite corporate power and authority to engage in the business in which it is presently engaged. Each of the Purchaser and the Purchaser Affiliates is qualified to do business as a foreign corporation in all jurisdictions where the nature of its business requires such qualification.

          3.2  Authority and Restrictions.  Purchaser has full right, power and
               --------------------------
               authority to enter into this Agreement, and Purchaser and each Purchaser Affiliate has or will have full right, power and authority to enter into each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby on its part to be performed. The execution and delivery and performance by Purchaser of this Agreement and by Purchaser and the Purchaser Affiliates of each such other agreement, document and instrument has been or will be duly authorized by all necessary corporate action of Purchaser or such Purchaser Affiliate and no other corporate action on the part of Purchaser or such Purchaser Affiliate is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by Purchaser or any of the Purchaser Affiliates pursuant to, or as contemplated by this Agreement constitute, or will when executed and delivered constitute, valid and binding obligations of Purchaser or such Purchaser Affiliate, enforceable in accordance with their respective terms, subject to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws. Except as disclosed on Schedule 3.2 or any other schedule to this Agreement, the execution, delivery and performance by Purchaser of this Agreement and by Purchaser and the Purchaser Affiliates of each such other agreement, document and instrument:
               (i) do not and will not violate an,, provision of the charter or by-laws of Purchaser or the Purchaser Affiliates, (ii) do not and will not violate any currently effective laws, rules, or regulations of the United States or any state or other jurisdiction, applicable to Purchaser or Purchaser Affiliates, or require Purchaser or the Purchaser Affiliates to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made and (iii) do not and will not (A) conflict with or result in the breach of any of the provisions of, (B) constitute a default under, (C) result in the violation of, (D) give any third party the right to terminate or accelerate (including after the giving of notice or lapse of time or both) any obligation under, or (E) result in the creation of any Liens upon any of the material properties or assets of Purchaser or any of the Purchaser Affiliates under any indenture, mortgage, lease, loan agreement or instrument by which Purchaser or Purchaser Affiliates are currently bound or affected.

          3.3  Brokers and Finders.  Neither Purchaser nor the Purchaser
               -------------------
               Affiliates have dealt with any broker, finder, or other person entitled to any broker's or finder's fee, commission, or other similar compensation in connection with the transaction contemplated hereby.

          3.4  Litigation.  There is no suit, claim, arbitration, investigation,
               ----------
               action, or proceeding entered against, now pending, or, to Purchaser's or the Purchaser Affiliates' knowledge, threatened against Purchaser or the Purchaser Affiliates before any court, arbitration, administrative, or regulatory body or any governmental agency which could reasonably be expected to materially impair the ability of Purchaser or the Purchaser Affiliates to fulfill and perform its obligations under this Agreement.

          3.5  Investment Representations of Purchaser.  In connection with the
               ---------------------------------------
               purchase of the Acquired Stock hereunder, Purchaser, on behalf of itself and the Purchaser Affiliates, hereby represents and warrants to Seller that:

               (a) Purchaser has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Acquired Stock, has had full access to such other information concerning the Acquired Subsidiaries as Purchaser has requested and possesses substantial information about, and familiarity with, the Acquired Subsidiaries as a result of the information provided to Purchaser;

              (b) Purchaser or the Purchaser Affiliates are able to bear the economic risk of the investment in the Acquired Stock for an indefinite period of time; and

              (c) Purchaser or the Purchaser Affiliates are acquiring the Acquired Stock hereunder for their own account with the present intention of holding such securities for investment purposes and has no intention of selling such security in a public distribution in violation of federal or state securities laws.

          3.6  Consents.  Except as otherwise disclosed on Schedule 3.6 hereto,
               --------                                    ------------
               neither Purchaser nor the Purchaser Affiliates nor Bain Capital, Inc. is required to make any filing with, or obtain any permit, authorization, consents or other approvals of any court, arbitrational tribunal, or regulatory authority or governmental agency, bureau, or authority, or other person, including any lender, vendor, or lessor in order to effect the transaction contemplated hereby, other than any filing, permit, authorization, consent, or approval that if not obtained or made would not have a Material adverse effect on the ability of Purchaser or the Purchaser Affiliates to consummate the transactions contemplated by this Agreement.

          3.7  Knowledge of Claims.  Neither the Purchaser nor any Purchaser
               -------------------
               Affiliate has any Knowledge (as hereinafter defined) of any breach of any representation or warranty under this Agreement by Seller or the Seller Affiliates. For purposes of this Section
                                                                     -------
               3.7, "Knowledge" means the actual knowledge, without any
               ---
               imputation thereof, of Steven Pagliuca, Adam Kirsch or John Maki.

          3.8  Noncontravention.  The execution, delivery and performance of
               ----------------
               this Agreement and all agreements, documents, and instruments contemplated thereby by Purchaser or the Purchaser Affiliates, and the consummation by any of them of the transactions contemplated hereby and thereby, will not:
               (a) Require the consent, waiver, approval, license or authorization of, or any filing by Purchaser or the Purchaser Affiliates with, any person, entity or public authority, except for:
          (i) approval pursuant to, or the termination or expiration of the applicable waiting period (and any extension thereof) under, the Hart-Scott-Rodino Act; and (11) the government approvals listed in
          Schedule 3.6; or
          ------------

               (b) Violate, or result in a breach of or the termination or acceleration of, any obligation under, or constitute a default under, any provision of any charter or bylaw, or any indenture, mortgage, lien, lease, agreement, contract. instrument, law, regulation or ordinance, or any administrative, judicial or arbitral order, judgment, decree or award, to which Purchaser or any of such Purchaser Affiliates is a party or is subject.

          3.9  Disclosure.  Neither this Article 3 nor any certificate delivered
               ----------                ---------
               by Purchaser or the Purchaser Affiliates to Seller or the Seller Affiliates contains or will contain any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

          3.10  Financial Information.  Schedule 3.10 attached hereto sets forth
                ---------------------   -------------
                the summary income statement of Wesley-Jessen Corporation and its subsidiaries for the six month period ended December 31, 1995. The aforementioned summary income statement presents fairly and accurately, in all material respects, the results of operations for Wesley-Jessen Corporation and its subsidiaries for the six-month period ended December 31, 1995, in accordance with United States GAAP, exclusive of the effects of purchase accounting adjustments and subject to the lack of footnotes, and is complete and correct in all material respects. Schedule 3.10
                                                                  -------------
                also contains certain pro-forma, forecasted and estimated (for the six-month period ended June 28, 1995, prior to WJ's acquisition of its worldwide contact lens business) financial information. Purchaser makes no representations or warranties regarding any such pro-forma, forecasted or estimated financial information or any expectancy as to future financial performance.

                                   ARTICLE 4

                              COVENANTS OF SELLER

          Seller hereby covenants and agrees that from the date of this Agreement until the Closing Date, unless another time period is specified:

          4.1  Access to Information.  Purchaser has examined the books,
               ---------------------
               records, and physical property of the Acquired Subsidiaries and PD relating to the Contact Lens Products Business and the Acquired Assets and the Acquired Stock and examined such other matters relating to the Contact Lens Products Business and the Acquired Assets and the Acquired Stock as Seller and the Purchaser may have deemed appropriate. Purchaser and its counsel, accountants, other representatives and lenders have had, and will continue to have, reasonable access during normal business hours to all properties, books, accounts, records, contracts, documents, key senior management personnel, independent accountants and legal counsel of Acquired Subsidiaries and, with respect to the Contact Lens Products Business, of PD, or the Acquired Assets or the Acquired Stock so that Purchaser ,.nay have full opportunity to make such investigation as they shall desire to make of the Contact Lens Products Business and the Acquired Assets and the Acquired Stock. Purchaser and the Purchaser Affiliates acknowledge that they have not relied on any representations or warranties of any kind made by the Seller relating to the Acquired Assets that are not specifically set forth in this Agreement. Seller or the Seller Affiliates shall furnish or cause to be furnished to Purchaser and its representatives all data and information concerning the Contact Lens Products Business and the Acquired Assets and the Acquired Stock that may reasonably be requested by Purchaser.

          4.2  Capital Expenditures.  Without the prior written consent of WJ,
               --------------------
               Seller will not, and will cause the Acquired Subsidiaries and PD (exclusively with respect to the Contact Lens Products Business) not to, incur or commit to incur any Material capital expenditures; provided that Seller shall not be obligated to cause the Acquired Subsidiaries or PD to reduce or eliminate any capital expenditures which had been authorized by Pilkington or PBH as of the date hereof; provided further that nothing in this
               Section 4.2 shall reduce or otherwise eliminate Seller's
               -----------
               obligations with respect to the Purchase Price adjustments described in Section 1.7 of this Agreement.
                            -----------

          4.3  Conduct of Contact Lens Products Business.  Except as
               -----------------------------------------
               specifically contemplated in this Agreement, from March 31, 1996 to the Closing Date, the Contact Lens Products Business has been and will be operated only in the ordinary course of business, consistent with past practice, and, in particular, Seller, the Seller Affiliates, the

               Acquired Subsidiaries, and PD, without the prior written consent of Purchaser, have not and will not:

               (a) Cancel or permit to lapse or terminate any insurance relating to the Acquired Subsidiaries or, with respect to PD, relating to the Contact Lens Products Business or the Acquired Assets, unless renewed or replaced by like coverage;

                (b) Be in material default under any Contract;

                (c) Violate or fail to comply in any material respect with any laws, statutes, regulations, rules, judgments, orders, decrees or other restrictions applicable to the Acquired Subsidiaries or, with respect to PD, relating to the Contact Lens Products Business or the Acquired Assets or the Products;

                (d) Grant any increase in salaries payable, or to become payable by it, to any Employee of the Contact Lens Products Business, except in the ordinary course of business;
                (e) Increase benefits payable to any Employee under any bonus or pension plan or other contract or commitment, except in the ordinary course of business;

                (f) Enter into any contract, commitment, or other transaction relating to the Acquired Subsidiaries or, with respect to PD, relating to the Contact Lens Products Business or the Acquired Assets, not in the ordinary course of business;

                (g) Sell or dispose of any assets relating to the Contact Lens Products Business, except in the ordinary course of business;

                (h) Waive or compromise any right or claim relating to the Acquired Subsidiaries or, with respect to PD, relating to the Contact Lens Products Business, except in the ordinary course of business;

                (i) Modify, amend, cancel, or terminate any of its Contracts, except in the ordinary course of business;

                (j) Except as disclosed on Schedule 2.8 hereto, take any action which, or omit to take any action the omission of which, would require disclosure under Section 2.8 hereof; or

                (k) Agree to do any of the actions described in the preceding clauses (a) through (j).

          4.4  Exclusivity.  Until the consummation of the transactions
               -----------
     contemplated hereby or termination of this Agreement in accordance with the terms hereof, Seller agrees that neither it nor any of its representatives, directors, officers or affiliates nor any of their respective representatives, directors, officers or affiliates will (a) discuss or pursue a possible sale or other disposition of the Contact Lens Products Business, any capital stock or substantial portion of the assets of the Contact Lens Products Business or any interest therein with any other party or provide any information to any other party in connection therewith or (b) disclose to any other party the contents of this Agreement. Each Seller represents and warrants that it has terminated all discussions with third parties regarding a possible sale or other disposition of the Contact Lens Products Business, any capital stock or substantial portion of the assets of the Contact Lens Products Business or any interest therein.

          4.5  Books and Records.  Seller will make available to Purchaser, at
               -----------------
               Purchaser's request and expense, from time to time, all books and records of the Acquired Subsidiaries and, with respect to PD, relating to the Contact Lens Products Business which are reasonably necessary with respect to Purchaser's or the Purchaser Affiliates' ongoing operations for inspection or copying by Purchaser or the Purchaser Affiliates at any reasonable time for a seven (7) year period after the Closing Date.

          4.6  Satisfaction of Certain Obligations.  Seller will pay, satisfy
               -----------------------------------
               and discharge or cause the Seller Affiliates to pay, satisfy and discharge, all of the Seller's, the Seller Affiliates', the Acquired Subsidiaries', and PD's liabilities and obligations under the Stay Agreements in accordance with their terms, (ii) except for European Redundant Employees which are dealt with under (iv) below, arising under or pursuant to any separation agreement entered into on or prior to the Closing Date with respect to any current or former employee of the Acquired Subsidiaries or PD, (iii) except for European Redundant Employees which are dealt with under (iv) below, arising under or pursuant to any severance policy or arrangement with respect to any employee terminations effected on or prior to the Closing or initiated on or prior to the Closing to the extent completed in accordance with the terms thereof and (iv) arising out of or related to the termination of any of the European Redundant Employees, whether on, prior to, or after the Closing Date, provided that in no event shall Seller be responsible under this subclause (iv) for liabilities, costs or obligations relating to or arising from its European Restructuring Activities, including with respect to the termination of the European Redundant Employees, in excess of $7,319,000.

          4.7  Compensation of Terminated Employees.  Seller shall be
               ------------------------------------
               responsible to pay or cause the Seller Affiliates to pay the following with respect to up to ten (10) of the Employees to be selected by WJ (including selection of such Employee's scheduled termination date to cease providing services, which shall be no later than three months from the Closing Date) and listed on
               Schedule 4.7 hereto no later than ten days prior to the Closing
               ------------
               Date, who will be given notice of termination of employment by Seller or the Seller Affiliates no later than the Closing Date (the "Terminated Employees"): (a) all compensation and benefits to which each of the Terminated Employees is entitled as a result of service on or prior to the Closing

               Date; and (b) all compensation, severance, and benefit payments to which each of the Terminated Employees is entitled on account of their termination, including, without limitation, any such amounts accrued or payable with respect to any notice period during which the Terminated Employee is classified as an employee but is not actively at work with the Acquired Subsidiaries, PD, or WJ GmbH, as the case may be. Purchaser shall be responsible for the compensation and benefits (other than as provided in the preceding sentence) to which each of the Terminated Employees is entitled for the period commencing with the Closing Date and ending on the later of (i) the date the Terminated Employee ceases providing services to the Acquired Subsidiaries, PD, or WJ GmbH, as the case may be, and (ii) the date on which such Terminated Employee is scheduled to cease providing services as specified in Schedule 4.7.
                            ------------

          4.8  Closing.  Seller shall use its reasonable best efforts to cause
               -------
               the conditions specified in Article 7 hereof to be satisfied at
                                           ---------
               or prior to the Closing Date hereof.

          4.9  Financial Information.  Seller shall furnish or shall cause
               ---------------------
               Seller's independent accountants to furnish to WJ, at Seller's cost, audited financial statements for the Contact Lens Products Business for the fiscal years ended March 31, 1996 and 1995 prepared in accordance with United States GAAP and in a form meeting the requirements of Regulation S-X of the Securities Act of 1933, as amended (and the consent of Seller's independent accountants to the use of their reports thereon). Seller shall provide (or cause its independent accountants to provide), at Seller's cost, such audited financial statements for the Contact Lens Products Business for the fiscal year ended March 31, 1996 on or prior to July 31, 1996; provided that Seller shall use reasonable best efforts to promptly cause the delivery of such audited financial statements as soon as practicable after the execution of this Agreement. Seller shall provide (or cause its independent accountants to provide) such audited financial statements for the fiscal year ended March 31, 1995 on or prior to July 31, 1996; provided that Seller shall use reasonable best efforts to promptly cause the delivery of such audited financial statements as soon as practicable after the execution of this Agreement. Seller shall cooperate with WJ and shall use reasonable efforts to cause Seller's independent accountants to furnish to WJ, at WJ's cost, unaudited interim financial statements for the Contact Lens Products Business for the three month periods ended June 30, 1996 and 1995 prepared in accordance with United States GAAP and in a form meeting the requirements of Regulation S-X of the Securities Act of 1933, as amended, on or prior to December 31, 1996; provided, that Seller shall use reasonable efforts to cause the delivery of such unaudited financial statements as soon as practicable after the execution of the Agreement. The parties hereto acknowledge and agree that time is of the essence in the performance of the provisions of this Section 4.9.
                    ------------

          4.10  Intercompany Accounts.  Effective as of the Closing, all
                ---------------------
                intercompany receivables, payables, loans and investments then existing between Seller or any affiliate thereof that is not an Acquired Subsidiary, on the one hand, and any Acquired Subsidiary, on the other hand, shall be settled, canceled or otherwise terminated without payment. Seller shall indemnify and hold harmless Purchaser and any affiliates thereof, and their respective directors, shareholders, partners, officers, employees, agents, consultants, representatives, successors, transferees and assigns, from and against any and all Taxes actually incurred or payable thereby solely as a result of the consummation of any intercompany transfer in accordance with this Section 4.10. Notwithstanding anything to the contrary in
                     ------------
                this Section 4. 10, Purchaser agrees that the intercompany loan outstanding in an amount up to (Pounds)3.5 million from Pilkington Finance Limited to PBH Ltd. shall remain outstanding.

          4.11  Insurance.  To the extent that (i) there are third-party
                ---------
                insurance policies maintained by the Seller or its affiliates ("Seller's Policies") covering any Actual Loss (as defined in
                Section 10.2 or 10.3 hereof) relating to the Acquired Subsidiaries or the assets, liabilities, products, operations or employees of the Contact Lens Products Business (all such Actual Losses are referred to in this Section 4.11 as the "Insured Liabilities") and relating to or arising out of occurrences prior to the Closing, and (ii) Seller's Policies by their terms continue after Closing to permit claims with respect to such Insured Liabilities ("Insured Claims") to be made relating to occurrences prior to the Closing, each of the parties hereto agrees to cooperate, and to cause their respective affiliates to cooperate, with the other party and its affiliates and use reasonable efforts in submitting Insured Claims on behalf of the party ultimately bearing any such Actual Loss with respect to such Insured Liabilities.

          4.12  Title to Property.  On or prior to the Closing Date or as soon
                -----------------
                as practicable thereafter, (i) Seller shall deliver to Purchaser, at Seller's cost and expense, in a form reasonably acceptable to Purchaser, copies of all assignments and other instruments of transfer and conveyance as Purchaser may reasonably request effective to vest in WJ GmbH or an Acquired Subsidiary all right, title, and interest in and to all Intellectual Property, all tangible personal property used exclusively in the Contact Lens Products Business aid all Real Property (excluding Intellectual Property licensed from a third party); and (ii) title to all such Intellectual Property and all such tangible personal property and all Owned Property shall have been recorded or updated, at Seller's cost and expense, with the appropriate government office or entity, including, but not limited to, the United States Patent and Trademark Office and the United States Copyright Office, or all documents necessary to update such title shall have been recorded with the appropriate government office or entity.

          4.13  Commuter Service Deliveries.  Seller shall deliver to Purchaser,
                ---------------------------
                at Seller's cost and expense, in a form reasonably acceptable to Purchaser, on or prior to the Closing Date, (i) agreements between SAP (UK) Limited and/or its affiliates and such of the

                Acquired Subsidiaries and WJ GmbH as is necessary to ensure that the installation and usage of the SAP systems currently licensed under an agreement between SAP (UK) Limited and Pilkington dated January 4, 1995 can proceed for and with respect to the Contact Lens Products Business as intended as at the date of this Agreement, (ii) agreements terminating any contract or agreement between any Acquired Subsidiary and Seller or any of its affiliates that is not an Acquired Subsidiary, with respect to the SAP systems, (iii) evidence that SAP (UK) Limited and/or its affiliates have consented to the use, by Electronic Data Systems Limited ("EDS") (for the purposes of, and with respect to, any services to be provided by EDS pursuant to an agreement between EDS and PBH last executed on September 4, 1995 (the "EDS Agreement")), of systems licensed by SAP (UK) Limited and/or its affiliates to any one or more of the Acquired Subsidiaries or WJ GmbH under agreements obtained pursuant to clause (i) above, and
                (iv) evidence that EDS has agreed to provide services to all sites listed in Annex A to Service Agreement 1.2 to the EDS Agreement, notwithstanding that sites listed therein are or include sites of Acquired Subsidiaries other than PBH.

          4.14  Inactive Subsidiaries.  Seller shall, on or prior to the Closing
                ---------------------
                Date, cause the Acquired Subsidiaries to contribute or distribute, without payment, to Seller or any of Seller's affiliates other than the Acquired Subsidiaries, all of the issued and outstanding capital stock of each of those entities identified on Schedule 2.4 attached hereto. Seller shall
                              ------------
                indemnify and hold harmless Purchaser and its affiliates, and their respective directors, shareholders, partners, officers, employees, agents, consultants, representatives, successors, transferees and assigns, from and against any and all Taxes actually incurred or payable thereby solely as a result of the consummation of any transaction in accordance with this Section
                                                                        -------
                4.14.
                ----

          4.15  Maintenance of Inventory.  Seller agrees that if the number of
                ------------------------
                stock keeping units of inventory for the Contact Lens Products Business on the Closing Date is less than ninety-five percent (95%) of the number of stock keeping units of inventory for the Contact Lens Products Business as of March 31, 1996 (the amount by which the number of stock keeping units of inventory on the Closing Date is less than ninety-five percent (95%) of the number of stock keeping units of inventory as of March 31, 1996 being herein referred to as the "Inventory Shortfall"), then Seller will pay Purchaser an amount equal to two dollars per stock keeping unit for each stock keeping unit of the Inventory Shortfall.

          4.16  Contribution of PBH International Stock.  At Purchaser's request
                ---------------------------------------
                in writing, Seller shall, on or prior to the Closing Date, cause Pilkington Holding, Inc. to contribute, without payment, to PBH, all of the issued and outstanding capital stock of PBH International; provided, however, that Purchaser agrees to indemnify Seller and its affiliates for any Tax liabilities resulting from any such contribution.

                                   ARTICLE 5

                            COVENANTS OF PURCHASER

          Purchaser hereby covenants and agrees that from the date of this Agreement until the Closing Date unless another time period is specified:

          5.1  Closing.  Purchaser will use its reasonable best efforts to cause
               -------
               the conditions specified in Article 8 hereof to be satisfied at
                                           ---------
               or as soon as practicable prior to the Closing Date.

          5.2  Pilkington Name.  From and after the Closing, as soon as
               ---------------
               reasonably practicable, but no later than sixty (60) days after the Closing, Purchaser shall amend the Articles of Incorporation or Certificate or Incorporation of any Acquired Subsidiary to remove the name "Pilkington" therefrom, and shall remove, or shall cause to be removed, from the exterior of the Acquired Subsidiaries' premises the "Pilkington" name and Pilkington logo. After Closing, Purchaser and the Purchaser Affiliates shall have quantities of inventory, preprinted stationery, packaging material and other supplies which bear the "Pilkington" name and logo. With respect to (i) such preprinted stationery, packaging material and other supplies, for a period of up to six months from the Closing Date, and (ii) inventory, for such period of time as such inventory is sold or otherwise consumed, Seller hereby grants to Purchaser and the Purchaser Affiliates a paidup license to use the "Pilkington" name or logo and any trademarks, trade names or trade dress associated therewith; provided, that such license shall cease immediately upon the disparaging use of the name "Pilkington" and in any event upon the expiration of such period. Purchaser and the Purchaser Affiliates shall not be entitled to use the "Pilkington" name and/or logo except as provided in this Section 5.2.

          5.3  FTC Matters.  WJ shall use its reasonable best efforts to cause
               -----------
               the Federal Trade Commission (the "FTC") to terminate the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), by entering into a patent license agreement with another current manufacturer of soft contact lenses (respectively, the "Replacement License" and the "Replacement Licensee"), with the following terms: (i) the patents licensed under the Replacement License shall include all of those United States patents owned by WJ and currently licensed under that certain agreement dated and effective as of August 1, 1994 for use by the Seller's Contact Lens Products Business in connection with the manufacture and sale of opaque contact lenses (the "WJ-PBH License"); (ii) the scope of licensed product in the Replacement License shall include conventional lenses made from Replacement Licensee's materials; and (iii) other commercially reasonable terms. Notwithstanding any provision in this Agreement to the contrary, WJ shall not be required to offer terms more favorable than the commercial terms (i.e., those terms not related to the termination of litigation) contained in the WJ-PBH License. Seller and Purchaser shall use their reasonable best efforts to satisfy the FTC that the Replacement License is sufficient to address any FTC antitrust concerns and that the waiting period under the HSR Act should be terminated promptly. Seller may terminate this Agreement and abandon the transactions contemplated herein at any time after July 12, 1996 by delivering written notice to WJ, unless WJ has delivered the executed Replacement License to Seller prior to Seller's termination of this Agreement pursuant to this sentence.

                                   ARTICLE 6

                   MUTUAL COVENANTS OF PURCHASER AND SELLER

          6.1  Confidentiality.  Except as required by law or regulation, each
               ---------------
               of the Purchaser and the Seller and their officers, directors, and other representatives, including counsel, accountants, lenders and environmental consultants, will, and will cause the Purchaser Affiliates or the Seller Affiliates, as the case may be, to, hold in strict confidence, and will not, and will cause the Purchaser Affiliates or the Seller Affiliates, as the case may be, not to, divulge, communicate, use to the detriment of the other or for the benefit of any other person or persons, or misuse in any way, any financial information or other data obtained in connection with this Agreement, including, without limitation, any confidential information or trade secrets, this Agreement and the existence of this Agreement and the transactions contemplated hereby, personnel information, processes, systems, improvements, discoveries, developments, designs, inventions, techniques, new products, pricing policies, projections, forecasts, strategies, budgets, know-how, customer lists, formulas, or other data relating to the business of the parties or its customers ("Evaluation Material"). If the transactions contemplated by this Agreement are not consummated,
               (i) each of the Purchaser and the Seller will return, or cause the respective Purchaser Affiliates or Seller Affiliates, as the case may be, to return, to the other all such Evaluation Material and all copies made and information as the other party may reasonably request, including, without limitation, work sheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available to the other party in connection with this transaction, and (ii) each of the Purchaser and the Seller will not, nor will it permit any of its employees, agents or representatives to retain any copies or use or disclose to any third parties (except to the extent publicly available, obtainable from independent sources (not in violation of any confidentiality agreement) or as required by law or regulation) any Evaluation Material.

          6.2  Books and Records.  Seller and Purchaser hereby covenant and
               -----------------
               agree that as soon as is reasonably practicable after the Closing Date, Seller's representatives and Purchaser's representatives will review the books and records of Seller relating to the

               Contact Lens Products Business. Any books and records relating to the Contact Lens Products Business not desired by Purchaser and desired by Seller will be given to Seller for removal at Seller's expense. Any books and records relating to the Contact Lens Products Business desired by both parties will be given to Purchaser, but shall be made available to Seller for as long as Seller reasonably deems necessary (not to exceed seven (7) years from the Closing Date). Each of the parties will keep any such books or records for inspection or copying by the other party (at the requesting party's expense) at any reasonable time for a period of seven (7) years after the Closing Date.

          6.3  Cooperation.  With respect to all matters other than Taxes and
               -----------
               any claims for indemnification pursuant to Article 10 below, in the event and for so long as any of Purchaser or the Purchaser Affiliates or Seller or the Seller Affiliates, on the one hand, actively is contesting or defending against any charge, complaint, action, suit, proceeding, audit, hearing, investigation, claim, or demand in connection with the Acquired Subsidiaries or the Contact Lens Products Business or with any transaction contemplated under this Agreement, or any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Acquired Subsidiaries or the Contact Lens Products Business as carried on by Seller, then Seller or the Seller Affiliates or Purchaser or the Purchaser Affiliates, as the case may be, will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

          6.4  Public Announcements.  Except as required by law or regulation,
               --------------------
               no press releases or other public announcements relating to the transactions described herein will be issued or otherwise released by any party without the prior written consent of the other parties. If Seller or Purchaser or any of the respective Seller Affiliates or Purchaser Affiliates is required by law or regulation to make any public announcements relating to the transactions contemplated herein, such party will submit its proposed announcement in advance to the other party and will give it a reasonable opportunity in the circumstances to comment thereon in advance of release.

          6.5  Consents.  Each of the Seller and Purchaser will use its
               --------
               reasonable best efforts to obtain as promptly as practicable such consents, approvals, or authorizations of third parties to agreements that would otherwise be violated by any provisions hereof and all consents, approvals, or authorizations as are required to be obtained under any foreign, federal, state, or local law or regulation and to make such filings with all such third parties and governmental authorities necessary to consummate the transactions contemplated by this Agreement.

          6.6  Reasonable Best Efforts.  Seller and Purchaser each agrees to use
               -----------------------
               its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          6.7  Certain Notifications.  At all times from the date hereof and
               ---------------------
               prior to the Closing Date, each party shall promptly notify the other party in writing of the occurrence of any event known to such party which will or is likely to result in the failure to satisfy any of the conditions specified in Articles 7 and 8
                                                          ----------     -
               hereof.

          6.8  Termination of Employees.  Except as otherwise provided in this
               ------------------------
               Agreement, from and after the Closing Date, Purchaser will be responsible for all severance and other termination payments which arise on account of any termination of an employee of the Contact Lens Products Business initiated after the Closing Date. Purchaser shall fully indemnify Seller and its affiliates with respect to all such payments.

          6.9  Tax Matters.
               -----------

               (a) Taxable Periods Ending on or Before the Closing Date.
                   ----------------------------------------------------
          Purchaser shall prepare, or cause to be prepared and file or cause to be filed, all Tax Returns (as defined below) for the Acquired Subsidiaries for all taxable periods ending on or prior to the Closing Date which are filed after the Closing Date (other than income and franchise Tax Returns with respect to periods for which the operations of such Acquired Subsidiaries are included in the consolidated, unitary or combined income Tax Returns of Seller or the Seller Affiliates). Purchaser shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. Seller shall reimburse Purchaser for Taxes of the Acquired Subsidiaries with respect to taxable periods ending on or before the Closing Date within fifteen (15) days of payment by Purchaser, the Purchaser Affiliates, or the Acquired Subsidiaries of such Taxes to the extent such Taxes have not been paid on or before the Closing Date. Seller shall be entitled to all Tax refunds for the Acquired Subsidiaries for all taxable periods ending on or prior to the Closing Date, and Purchaser, Purchaser Affiliates, and the Acquired Subsidiaries shall, at Seller's request, file for such refunds and fully cooperate to obtain the same. Purchaser shall pay Seller any such refund amounts within fifteen (15) days of Purchaser's, Purchaser Affiliates', or Acquired Subsidiaries' receipt of the same.

               (b) Taxable Periods Beginning Before and Ending, After the
                   ------------------------------------------------------
          Closing Date. Purchaser shall prepare and file, or cause to be
          ------------
          prepared and filed, any Tax Returns of the Acquired Subsidiaries for taxable periods which begin before the closing Date and end after the Closing Date. Seller shall pay to Purchaser or the Purchaser Affiliates within fifteen (15) days of the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes have not been paid on or before the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days from the beginning of the taxable period and ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any Tax refunds for taxable periods which begin before the Closing Date and end after the Closing Date shall be apportioned as described in this subsection (b). Purchaser, Purchaser Affiliates, and the Acquired Subsidiaries and Seller and Seller Affiliates shall file for such refunds and fully cooperate to obtain the same. Purchaser shall pay Seller any refund amount due Seller under this subsection (b) within fifteen (15) days of Purchaser's, Purchaser Affiliates', or Acquired Subsidiaries' receipt of the same.

               (c) Additional Tax Indemnification.  In addition to the Taxes
                   ------------------------------
          allocated to Seller under Section 6.9(a) and 6.9(b) above, Seller
                                    --------------     ------
          shall be liable for, and shall indemnify and hold Purchaser, the Purchaser Affiliates, and the Acquired Subsidiaries harmless against, without duplication, (i) all liability (whether as a result of Treasury Regulation (S)1.1502-6, or any similar provision of state, local, or foreign law, as a transferee, by contract, or otherwise) for Taxes of any Person (other than the Acquired Subsidiaries) based on an affiliation, contractual relationship or other relationship existing at any time prior to the Closing, (ii) all Taxes due by reason of the elections to be made under Section 338(g) or 338(h)(10) of the Code (or any other election under any similar state or local statute) with respect to the purchase and sale of the Acquired Stock contemplated by this Agreement, and (iii) all Taxes arising in connection with the conversion or initiation of the conversion (only to the extent so initiated) of the operations of any of the Acquired Subsidiaries to commissionaires before the Closing, including any Taxes on a deemed disposition of goodwill as a result of such conversion.

               (d) Cooperation on Tax Matters. Purchaser, the Purchaser
                   --------------------------
          Affiliates, the Acquired Subsidiaries and Seller and the Seller Affiliates shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section, or any amended return, claim for refund, determining a liability for Taxes or a right to refund of Taxes, or any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such return, analysis, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquired Subsidiaries and Seller and the Seller Affiliates agree (A) to retain all books and records with respect to Tax matters pertinent to the Acquired Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Acquired Subsidiaries or Seller and the Seller Affiliates, as the case may be, shall allow the other party to take possession of such books and records.

               (e) Section 338(h)(10) Election. Seller agrees, if so requested
                   ---------------------------
          by Purchaser, to join Purchaser in making an election under Section 338(h)(10) of the Code with respect to the sale and purchase of the shares of capital stock of PBH and to join Purchaser in making any analogous elections under applicable state law (including elections corresponding to Section 338(g) of the Code) with respect to such sale and purchase. Seller agrees to execute Form 8023-A and such other documents or forms as may be required to make the foregoing elections. Purchaser and Seller agree to allocate the Modified Aggregate Deemed Sale Price (as defined in the Treasury Regulations) as provided on
          Schedule 1.9, and that such allocation shall be reported by both
          ------------
          Purchaser and Seller to all applicable taxing authorities'.

               (f) Transfer Taxes. Seller and Purchaser each agree to pay,
                   --------------
          or cause the respective Seller Affiliates or Purchaser Affiliates to pay, fifty percent (50%) of the transfer, excise, or similar taxes arising from or relating to the transactions contemplated by this Agreement.

               (g) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return, declaration, claim for refund or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

          6.10  Transition Countries.  If by the Closing Date, Purchaser and
                --------------------
                Seller or the respective Purchaser Affiliates or Seller Affiliates have not received regulatory clearance in one or more countries (excluding the United States and the United Kingdom) to close the transactions contemplated hereby (excluding the United States and the United Kingdom) (a "Transition Country"), it is agreed that Seller shall, directly or through the Seller Affiliates, the Acquired Subsidiaries (to the extent not transferred), or PD, on and after the Closing Date, and during the period from the Closing Date until receipt of regulatory clearance in the country (the "Transition Period"), carry on that part of the Contact Lens Products Business as agent and trustee and for the account of Purchaser and the Purchaser Affiliates, if permitted by applicable law, in accordance with the following provisions:

          (a) Seller shall within thirty (30) days after the end of each calendar month of the Transition Period, and also within thirty (30) days after the end of the Transition Period, prepare, or cause to be prepared, an account for the Contact Lens Products Business in each Transition Country, showing for each such calendar month or other period:

              (i) All receipts received by Seller, PD, the Seller Affiliates, and the Acquired Subsidiaries (to the extent not transferred); and

              (ii) All payments made and expenses incurred or recognized by Seller, PD, the Seller Affiliates, and the Acquired Subsidiaries (to the extent not transferred) directly relating to the Contact Lens Products Business (but not including any payments or expenses allocated to the Contact Lens Products Business).

The account shall show the net difference between (i) and (ii), and shall be accompanied by payment of the difference to Purchaser if (i) is greater than
(ii), or an invoice to Purchaser for the difference if (ii) is greater than (i), which invoice Purchaser shall pay within ten (10) days after receipt.

          (b) Any comments or objections which Purchaser may have with respect to the accounts rendered for that Transition Country under Section 6.10(a) above
                                                           ---------------
shall be discussed promptly between Purchaser and Seller. If such comments or objections result in the matter under discussion being resolved, then any appropriate amendment shall be made to such account and Purchaser and Seller shall account to each other accordingly. If they do not result in such resolution, then the matter in dispute shall be dealt with in the manner outlined in Section 10.5 below.
            ------------

          (c) If any claim which is covered by insurance of Seller or any of its affiliates shall arise during the Transition Period in respect of any of the Acquired Subsidiaries' Assets or Acquired Assets relating to a part of the Contact Lens Products Business carried on in a Transition Country, Seller shall promptly submit, or cause to be submitted, all relevant documents to the insurers to substantiate such claim in trust for Purchaser and turn over the proceeds to Purchaser. Seller shall promptly inform Purchaser of the circumstances giving rise to such insurance claim.

          (d) Purchaser shall have sole liability and responsibility for and in respect of all employees, if any, in each Transition Country (the "Transition Employees") on and after the Closing, and Purchaser shall indemnify or, cause the Purchaser Affiliates to indemnify, Seller, the Seller Affiliates, and keep them indemnified in respect thereof. To facilitate an orderly transition of the relevant part of the Contact Lens Products Business in each Transition Country, during the Transition Period, Seller or the Seller Affiliates shall continue to employ the Transition Employees and, in consideration thereof except as otherwise provided in this Agreement, Purchaser or the Purchaser Affiliates shall fully reimburse Seller and the Seller Affiliates the cost of the salary, benefits, and other payments payable to or in respect of the relevant Transition Employees incurred with respect to the Transition Period. All such sums so payable shall be regarded as payment of expenses in respect of the Contact Lens Products Business within the meaning of
Section 6.10(a)(ii) above, and shall be reflected in the account(s) rendered for
-------------------
the relevant Transition Country. Except as otherwise provided in this Agreement, no liabilities shall attach to Seller or the Seller Affiliates in respect of any of such Transition Employees, who shall be the sole responsibility of Purchaser and the Purchaser Affiliates, and over whom Purchaser and the Purchaser Affiliates shall have full management and supervisory responsibility from and after the Closing; provided, however, that nothing herein shall remove any liability or obligation with respect to any Transition Employee which arose or existed on or prior to the Transition Period and Seller shall fully indemnify Purchaser and its affiliates and the Acquired Subsidiaries with respect to all such liabilities and obligations.

6.11  Non-Competition; Non-Solicitation. As a condition precedent to Purchaser's
      ---------------------------------
      obligation to enter into and perform its obligations under this Agreement, Seller, on behalf of itself and its affiliates, agrees that:

      (a) For a period of five (5) years after the Closing Date (the "Non-
                                                                      ---
Competition Period"), except for ownership of the Note and except with respect
------------------
to technology developed by Seller or any of its affiliates in conjunction with other lines of business, neither Seller nor its affiliates shall, directly or indirectly, either for itself or for any other person, "participate" anywhere in the world in the Contact Lens Products Business or any extension thereof. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided, that the term "participate" shall not include ownership of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. Notwithstanding the above, nothing herein shall prohibit, prevent, or restrict any of Seller or its affiliates from acquiring any company or business the acquisition of which would (but for the provisions of this sentence) be prohibited under the provisions of this Section
                                                                        -------
6.11(a) (prohibited activities of any such acquired company or business being
-------
referred to as the "contact lens business activities"), where the turnover of such contact lens business activities constitutes less than fifty percent (50%) of the aggregate turnover of the company, business, or group of companies or businesses acquired (as the case may be) as part of the same transaction or series of related transactions. In the event that Seller or any of its affiliates should acquire any such company or business during the Non-Competition Period pursuant to the immediately preceding sentence, Seller agrees to dispose or cause such affiliate to dispose of the contact lens business activities of such company or business within twelve (12) months from the date of consummation of such transaction and to provide Purchaser with a right of first offer to purchase such contact lens business activities. Seller will notify Purchaser in writing of the acquisition of any such contact lens business activities (the "Purchase Notice") within thirty (30) days after the date of such acquisition, and if Purchaser gives written notice of its interest in acquiring such contact lens business activities (the "Interest Notice") within thirty (30) days of the receipt of the Purchase Notice, Seller agrees to negotiate in good faith with Purchaser for the purchase by Purchaser of such business. If, after sixty (60) days from the date of Seller's receipt of the Interest Notice, Seller and Purchaser have been unable to agree on terms for the purchase by Purchaser of the contact lens business activities, or if, prior to such date, Purchaser shall have advised Seller that Purchaser has determined not to further pursue the acquisition of such business, then Seller may sell such contact lens business activities to any other person or entity on terms not less favorable to Seller or its affiliates than those offered in writing by Purchaser during negotiations contemplated herein.

          (b) During the Non-Competition Period, Seller will not, and will not permit its affiliates to, divulge or appropriate for their own use, or for the use of any third party, any secret or confidential information or knowledge obtained by Seller or any of its affiliates concerning the Contact Lens Products Business. This obligation of secrecy shall not apply to information which (i) is or becomes part of the public domain other than through breach of this Agreement or through the fault of Seller or any of its affiliates, (ii) is or becomes available to Seller or its affiliates from an unaffiliated source, which source has no obligation of secrecy to Purchaser or its affiliates, (iii) is required to be disclosed by law or government order (but only to the extent so required), or (iv) is used by Seller or any of its affiliates in any other lines of business, provided that the exception in this subclause (iv) shall not apply to information that is divulged by Seller or its affiliates to any third party specifically for its use in the Business Field (as defined in Section 6.11(f)
                                                              ---------------
below).

          (c) During the two-year period following the Closing Date, neither Seller nor its affiliates will solicit the employment (in any capacity of, or, to the extent not otherwise prohibited by law, hire any Employee without the prior written consent of Purchaser.

          (d) If, at the time of enforcement of this Section 6.11, a court holds
                                                     ------------
that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

          (e) Seller, on behalf of itself and its affiliates, recognizes and affirms that in the event of breach of any of the provisions of this Section
                                                                     -------
6.11, money damages would be inadequate and Purchaser and its affiliates would
----
have no adequate remedy at law. Accordingly, Seller, on behalf of itself and its affiliates, agrees that Purchaser and its affiliates shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and Seller's obligations under this Section 6.11 not only by an
                                                 ------------
action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 6.11 (including, without limitation, the extension of
                   ------------
the Non-Competition Period by a period equal to (i) the length of the violation of this Section 6.11 plus (ii) the length of any court
                         ------------
proceedings necessary to stop such violation). In the event of a breach or violation by Seller of any of the provisions of this Section 6.11, the running
                                                     ------------
of the Non-Competition Period (but not of Seller's obligations under this
Section 6.11) shall be tolled with respect to Seller during the continuance of
------------
any actual breach or violation.

      (f) During the two-year period following the Closing Date, Seller will, and will cause its affiliates to, use reasonable best efforts to notify Purchaser in writing of any proposed licensing of IP Rights by Seller or any of its affiliates to any other person or entity engaged in the Business Field, for use of the same in the Business Field. In such event, Seller will negotiate in good faith with Purchaser for the non-exclusive licensing of such IP Rights on terms mutually agreeable to Purchaser and Seller. As used in this Section
                                                                   -------
6.11(f), "IP Rights" means all invention registrations, patents, patent
-------
registrations and patent applications and all rights therein provided by law and all technical information, including without limitation (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (ii) ideas and conceptions of potentially patentable subject matter, including without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a patent application, (iii) trade secrets and confidential, technical information (including without limitation, ideas, formulae, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not yet reduced to practice), and (iv) technology, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, whether secret or confidential or not. "Business Field" means the worldwide research, development, manufacture, distribution and sale of contact lenses.

6.12  Foreign Employee Issues.
      -----------------------

      (a) Purchaser shall offer (or shall cause one of the Purchaser Affiliates to offer) to employ each PD Foreign Employee (as defined below). The "PD Foreign Employees" shall include all individuals who, immediately prior to the Closing Date, are employees and are actively employed and assigned to the Contact Lens Products Business at PD as of the Closing Date and such other employees who Purchaser will be required to offer employment to under applicable German laws. Each PD Foreign Employee who accepts the offer of employment (without any rejection thereof as permitted under law) or, in case local law provides for a transfer of employment, each PD Foreign Employee whose employment is so transferred, shall be a "Foreign Transferred Employee," Neither Purchaser nor any affiliate thereof shall have any obligation under this Agreement to provide employment to any PD Foreign Employee who properly objects to becoming a Foreign Transferred Employee. If a PD Foreign Employee objects, or refuses to assent, to the consummation of the transactions contemplated by this Agreement, Purchaser and its affiliates shall have no liability or obligation to such PE Foreign Employee and Seller or the Seller Affiliates shall be fully responsible for any liability or obligation with respect to such PD Foreign Employee. Seller shall indemnify and save harmless Purchaser and its affiliates from any and all claims, actions, obligation, liabilities, and damages of any kind, in law or in equity, and including legal fees, arising out of, relating to or based in any way upon the employment relationship of the PD Foreign Employees with PD prior to the Closing Date or with Purchaser or its affiliates on and after the Closing Date, including reimbursement of all compensation and benefit costs related to such persons, provided that (i) such person received a notice of termination on or prior to the Closing Date, (ii) PD terminated or attempted to terminate such person on or prior to the Closing Date but such termination or attempted termination is invalid for any reason, or (iii) such person is classified as a PD Foreign Employee by operation of law or otherwise but such person is not listed on Schedule 6.12(a) or is listed on Schedule 6.12(a) with a
                        ----------------                 ----------------
date of termination listed next to his or her name.

          (b) Foreign Transferred Employees shall not accrue benefits under any employee benefit policy, plan, arrangement, program or agreement of Seller (or the Seller Affiliates) after the Closing Date. Notwithstanding the foregoing, Seller (or the Seller Affiliates) shall be responsible for all benefits accrued, claims incurred or obligations arising with respect to the Foreign Transferred Employees' service with Seller (or the its affiliates) on or prior to the Closing Date (except as provided in Section 6.12(c) as it pertains to the
                                    ---------------
transfer of pension obligations), and Seller shall satisfy, or cause the Seller Affiliates to satisfy, such responsibility by paying to Purchaser the amount of any such pre-Closing Date obligations which are assumed by Purchaser (or its affiliates), by operation of law or by express assumption.

          (c) With respect to the non-insured pension plan maintained by PD, Purchaser (or one of the Purchaser Affiliates) shall assume the pension obligations accrued as of the Closing Date under the PD pension plan with respect to the Foreign Transferred Employees of PD. In return, Seller shall cause an amount of cash to be transferred to Purchaser (or one of the Purchaser Affiliates) as of the Closing Date in an amount equal to the liabilities for such pension obligations assumed at Closing determined pursuant to Section 6a of the German Income Tax Act, regardless of whether this amount was accrued as a reserve by PD upon the Closing Date. Thereafter, neither Seller nor any of its affiliates shall have any liability or obligations with respect to such pension obligations assumed by Purchaser or one of the Purchaser Affiliates and if it is determined that Seller or any of its affiliates shall have a liability or obligation with respect to such pension obligations assumed by Purchaser or one of the Purchaser Affiliates, Purchaser shall indemnify Seller or any of its affiliates for the amount of such liability or obligation. With respect to the pension contracts maintained by PD, Purchaser (or one of the Purchaser Affiliates) shall assume such pension contracts as of the Closing Date with respect to the Foreign Transferred Employees of PD; provided, that if as of the Closing Date the premiums payable under such insured pension contracts are in arrears, Seller will pay to Purchaser (or one of the Purchaser Affiliates) an amount equal to such shortfall.

(d)  UK Pension Schemes.
     ------------------

     (i) PBH Ltd.  Retirement and Benefit Schemes.  Seller agrees to
         ----------------------------------------
indemnify and keep indemnified the Purchaser, its affiliates, and Required Subsidiaries against, and to pay to WJ (in WJ's capacity as trustee and agent for (i) itself, (ii) the administrators of the Pilkington Barnes Hind Ltd. Retirement and Benefit Scheme ("PBH UK Scheme"), and (iii) any of the Acquired Subsidiaries) the Funding Shortfall. The Funding Shortfall for this purpose means the amount, if any, by which the accrued actuarial liabilities of the PBH UK Scheme as of the Closing Date exceeds the assets of the PBH UK Scheme calculated in accordance with the Projected Accrued Benefit Method as of the Closing Date, together with interest at the valuation rate from the Closing Date to the date of payment. The Funding Shortfall shall be determined in accordance with the actuarial method and assumptions set out in Schedule 6.12(d)(i).
                                                     -------------------

     (ii) Pilkington Superannuation Scheme.  Purchaser and Seller agree to
          --------------------------------
cause the Foreign Agreement conveying the Acquired Stock of PBH Ltd. (the "UK Purchase Agreement") to provide that employees of the Acquired Subsidiaries who are members (the "PSS Members") of the Pilkington Superannuation Scheme ("Pilkington Scheme") shall continue to participate in the Pilkington Scheme until December 31, 1996 (the "post-closing period"). WJ agrees that, during the post-closing period, it (i) shall not increase the salaries with respect to the PSS Members in excess of the salary scale projection under the Pilkington Scheme, (ii) shall pay to Pilkington monthly the amount of contributions due to the Pilkington Scheme on behalf of the PSS Members for such post-closing period plus any amount of additional benefits to which a PSS Member shall be entitled as a result of any salary increase by Purchaser during the post-closing period, and (iii) shall pay administrative expenses related to the PSS Members during post-closing participation in accordance with the UK Purchase Agreement. The UK Purchase Agreement shall provide that those PSS Members who at the conclusion of the post-closing period become members of any UK approved pension scheme operated by any Acquired Subsidiary shall have the opportunity to direct that a transfer payment be made from the Pilkington Scheme to such other scheme in respect of such member's participation therein. Seller will ensure that the UK Purchase Agreement (i) provides for the transfer value in such a situation to be calculated on a past service reserve basis in accordance with the actuarial method and assumptions set out in Schedule 6.12(d)(ii), (ii) contains a
                                  --------------------
shortfall provision requiring Seller to make good any shortfall between the amount, if any, actually transferred and the transfer value so calculated, and
(iii) contains a refund provision requiring Purchaser (or one of the Purchaser Affiliates) to refund an amount by which the amounts actually transferred exceeds the transfer value in the event there is any error in calculating or transferring the amount of the transfer value.

6.13  Employee Benefit Plans.
      ----------------------

      (a) Continuation of Plans. Schedule 2.20 lists the Plans (as such term is
          ---------------------  -------------
defined in Section 2.20) which the employees of the Contact Lens Product Business participate in as of the Closing Date. Seller has identified on
Schedule 2.20 those Plans in which the Employees participate as of the Closing
-------------
Date which (i) are not maintained by an Acquired Subsidiary but which will be assumed by or transferred to the Purchaser (or an Acquired Subsidiary) as of the Closing Date and (ii) are maintained by an Acquired Subsidiary but which will be assumed or transferred to the Seller (or an affiliate) as of the Closing Date.

      (b) Benefit Liabilities.  Seller shall be responsible for and shall pay
          -------------------
all liabilities (other than those liabilities to the extent accrued on the Closing Net Current Assets statement) arising in connection with claims incurred on or prior to the Closing Date with respect to the Employees under each employee welfare benefit plan in which such Employees participate, including, but not limited to all incurred but not reported claims. Except as otherwise provided in this Agreement, Purchaser shall be responsible for and shall pay all liabilities arising in connection with claims incurred after the Closing Date by the Employees under each employee welfare benefit plan in which such Employees participate after the Closing Date. For purposes of this Section, a claim shall be considered incurred on the date treatment is rendered or a service performed. Worker's compensation claims (other than those claims to the extent accrued on the Closing Net Current Assets statement) of any Employee shall be the responsibility and liability of Seller if the event giving rise to such claim occurred on or prior to the Closing Date and shall be the responsibility and liability of Purchaser if the event giving rise to the claim occurs after the Closing Date. Except as otherwise provided herein, if any payment or benefit is due to be paid or provided to any of the Employees (including, but not limited to, the Foreign Transferred Employees) on or after the Closing Date, only with respect to 13 month payments, Christmas bonuses or bonuses or commissions of any kind or holiday pay, but excluding any payment or benefit under any employee pension benefit plan, Seller shall pay to Purchaser within 10 days after Purchaser's written demand to Seller such proportion of the payment or the cost of the benefit as the period of pre-Closing employment with the Acquired Subsidiaries or PD bears to the period of time which has elapsed since the applicable payment or benefit was last paid or provided to the relevant Employees (including, but not limited to, the Foreign Transferred Employees); provided that nothing herein shall apply to salary or any other payments or benefits that accrue wholly in respect of such Employee's service with Purchaser, the Purchaser Affiliates or the Acquired Subsidiaries after the Closing Date or to the extent that (i) Purchaser has increased any such payment or benefit after the Closing Date or (ii) any such payment or benefit is included as a liability in the statement of Closing Net Current Assets.

      (c) COBRA.  Acquired Subsidiaries shall be responsible for satisfying the
          -----
requirements of Section 4980B of the Code to provide continuation coverage under any group health plan maintained by Acquired Subsidiaries (for which such requirement with respect to any such plan is applicable).

      (d) Pilkington Visioncare Pension Plan.
          ----------------------------------

          (i) On or prior to the Closing Date, Seller shall cause the Pilkington Visioncare Pension Plan (the "PBH Plan") to be transferred to and assumed by PBH. After the Closing Date and within the time frame set forth below, Purchaser shall cause assets and liabilities in the amount determined herein to be transferred from the PBH Plan to a plan maintained by one of the Seller or the Seller Affiliates (the "Successor Plan"). The Successor Plan shall be tax qualified under Section 401 (a) of the Code and shall preserve all optional forms of benefits and other rights within the scope of Section 411(d)(6) of the Code. The transfer shall occur as soon as practicable following the Closing, Date or such later date as required by law (the "Transfer Date"), provided that, prior to the Transfer Date, Pilkington shall either provide Purchaser with an opinion of counsel or shall obtain a ruling from the Internal Revenue Service that the transfer of assets from the PBH Plan to the Successor Plan shall not adversely affect the qualified status of the Successor Plan and its related trust under Sections 401 (a) and 501 (a) of the Code. Purchaser and Seller shall cooperate in making all appropriate filings and taking all appropriate actions required to implement the provisions of this
      Section 6.13.
      -------------

          (ii) The PBH Plan shall retain all benefit obligations and liabilities which relate to participants who, as of the Closing Date, are employed by the Acquired Subsidiaries (whether actively employed or deemed employed pursuant to a severance agreement or otherwise) and are accruing benefits under the PBH Plan (the "Active Participants"). As of the Transfer Date, the PBH Plan shall transfer and the Successor Plan shall assume all benefit obligations and liabilities under the PBH Plan which relate to all participants in the PBH Plan other than the Active Participants, which shall include, but shall not be limited to retirees, deferred vested participants, and beneficiaries (the "Inactive Participants").

          (iii) As of the Transfer Date, assets equal to the Pilkington Asset Amount (as defined herein) shall be transferred to the Successor Plan. The Pilkington Asset Amount shall be equal to the excess of the market value of the PBH Plan assets as of the Closing Date (such amount to be adjusted to reflect accrued benefit payments, expenses, and other activity of the plan (including but not limited to interest or investment income) which is directly attributable to the pre-closing period but which is not properly reflected in the reported asset value on the Closing Date) over the PBH Asset Amount, such amount adjusted for earnings as specified in clause
      (iv) below. The PBH Asset Amount shall be determined as of the Closing Date and shall be equal to the sum of (A) and (B) below:

          (A) With respect to each Active Participant who has not received a notice of termination as of the Closing Date (the "Continued Active Employees"), the Projected Benefit Obligation, as determined in accordance with Financial Accounting Standard Number 87 ("FAS 87"), using the actuarial assumptions set forth on Schedule 6.13(a):
                                         ----------------

          (B) With respect to each Active Participant who is not a Continued Active Employee as of the Closing Date but who is continuing to accrue benefits under the PBH Plan (the "Non-Continued Active Participants"), the present value determined using the actuarial assumptions set forth on
      Schedule 6.13(b), of the benefits payable under the PBH Plan, to the Non-
      ----------------
      Continued Active Participant, including for such purpose all benefits which the participant is expected to accrue under the PBH Plan on and after the Closing Date.

      The transfer contemplated herein shall comply with all requirements of Sections 414(l) and 401(a)(12) of the Code and in no event shall the Pilkington Asset Amount or the PBH Asset Amount be less than the amount determined pursuant to Section 414(l) of the Code. Provided that the Pension Benefit Guaranty Corporation does not successfully challenge the assumptions used by the PBH Plan for purposes of the transfer, such amount shall be determined using the assumptions specified in Section 412 of the Code for determining Current Liability. For purposes of calculating this minimum asset amount only, the interest rate will be the value at the lower end of the permissible range as defined in Section 412(b)(5)(B)(ii) of the Code.

      The calculations of the PBH Asset amount shall be performed by the Enrolled Actuary of the PBH Plan. Both Purchaser and Seller reserve the right to have such calculations reviewed by an Enrolled Actuary of their choice. If a dispute arises regarding the application of actuarial principles under this Section, a third Enrolled Actuary shall be selected by mutual agreement to determine the appropriate transfer value.

      (iv) The amount of assets transferred to the Successor Plan as of the Transfer Date shall be equal to the Pilkington Asset Amount adjusted to reflect, on a pro rata basis, the actual asset performance of the PBH Plan from the Closing Date to the first day of the month prior to the Transfer Date and credited with interest from that date until the Transfer Date at the rate of 7.5% per annum, and adjusted to reflect benefit payments and expenses paid after the Closing Date by the PBH Plan which are related to the obligations being transferred to the Successor Plan.

      (v) Upon such transfer, none of the Acquired Subsidiaries, the Purchaser, any affiliate of Purchaser, nor the PBH Plan shall have any liability or obligation to the Inactive Participants for benefits accrued under the PBH Plan or any further obligations in respect to such Inactive Participants. Additionally, upon such transfer, neither the Seller, any affiliate of Seller, nor the Successor Plan shall have any liability or obligation to the Active Participants for benefits accrued under the PBH Plan or any further obligations in respect of such Active Participants.

          (vi) Within thirty (30) days following the end of the "Salary Continuance Period," Purchaser shall cause the PBH Plan to transfer, and the Seller shall cause the Successor Plan to assume, all benefit obligations and liabilities under the PBH Plan which relate to the Non-Continued Active Participants (the date of the transfer shall be referred to herein as the "Second Transfer Date"). For this purpose, the Salary Continuance Period shall mean the date upon which none of the Non-Continued Active Participants is accruing benefit service under the PBH Plan, but in no event later than eighteen (18) months after the Closing Date. As of the Second Transfer Date, Purchaser shall cause assets equal to the Second Transfer Amount to be transferred to the Successor Plan. The Second Transfer Amount shall be equal to the amount determined under Section (iii)(B) above, adjusted on the same basis as set forth in Section
      (iv) above with respect to the period beginning on the Closing Date and ending on the Second Transfer Date.

          (vii) Purchaser agrees that for the one-year period following the Closing Date, the benefits provided under the PBH Plan with respect to the Continued Active Employees shall be substantially similar to those provided immediately prior to the Closing Date.

          (viii) Purchaser and Seller shall share equally the costs incurred by the PBH Plan's Enrolled Actuary in connection with the transfer of assets from the PBH Plan to the Successor Plan. Purchaser and Seller shall be solely responsible for their own expenses incurred in connection with any independent review of the calculations performed by the PBH Plan's Enrolled Actuary as set forth in (iii) and (vi) above.

      (e) Revlon Litigation.  Seller and/or the portion of the PBH Plan
          -----------------
transferred to Seller (or one of the Seller Affiliates) shall have the right to receive from Revlon, Inc. ("Revlon"), Executive Life Insurance Company ("Executive Life"), Aurora National Life Assurance Company ("Aurora"), and National Organization of Life and Health Guaranty Associations ("NOLHGA"), and their successors in interest, any and all payments that Revlon, Executive Life, Aurora, and NOLHGA, and their successors in interest, or any of them, may make in resolution or settlement of claims or reimbursement of advances, shortfall payments, and/or other payments made to PBH employees who participated in the Revlon Pension Plan prior to Seller's acquisition of the PBH business from Revlon ("PBH Employees"), their beneficiaries and successors, together with any interest thereon, with respect to obligations of Revlon, Executive Life, Aurora, and/or NOLHGA to such PBH Employees, their beneficiaries, and successors under Pilkington PLC et al. v. Ronald 0. Perelman, et al., Case No. 91-5195 WMB filed
---------------------------------------------------
in the United States District Court for the Central District of California (the "Revlon Litigation"), the Modified Plan of Rehabilitation for Executive Life Insurance Company ("ELIC Rehabilitation Plan"), the annuity contracts such PBH Employees received from Aurora pursuant to the ELIC Rehabilitation Plan ("Aurora Annuities"), group annuity contract number CQ00123 ("CQ00123"), or otherwise. The rights of Seller and the portion of the PBH Plan transferred to Seller (or one of the Seller Affiliates) under this provision shall include, but shall not be limited to, the right to receive reimbursement of (i) shortfall amounts advanced by Seller, PBH, and/or the PBH Plan, or any of them, during the conservatorship of Executive Life, which may be reimbursed by payments from Revlon, by guaranty payments from NOLHGA and/or by payments of "Account Value Increments" (as such term is defined in the ELIC Rehabilitation
Plan) from the various enhancement trusts established under the ELIC Rehabilitation Plan, and (ii) amounts advanced by Seller, PBH, and/or the PBH Plan, or any of them, prior to Executive Life's conservatorship with respect to benefits then payable under CQ00123, but for which pay status did not commence in a timely fashion due to administrative delays. Neither Purchaser, Purchaser Affiliates (including PBH), nor Acquired Subsidiaries shall have any right to receive from Revlon, Executive Life, Aurora, or NOLHGA, or any of their successors in interest, any payment or reimbursement with respect to any such obligations. In the event that Purchaser and/or PBH shall receive any such payment or reimbursement, Purchaser immediately shall notify Seller of such event and shall, within three (3) days from receipt, pay the amount so received to Seller or such other person as Seller shall specify in writing to Purchaser and/or PBH. Furthermore, Purchaser and/or PBH shall have no right of reimbursement or contribution from Seller or the portion of the PBH Plan transferred to Seller, or their successors, or any of them, with respect to any amounts that Seller or the portion of the PBH Plan transferred to Seller, or their successors, or any of them, or PBH Employees, their beneficiaries and successors, or any of them, may receive with respect to any such obligation. Notwithstanding the above, Seller shall be fully responsible for any and all costs and expenses (including legal fees) of PBH, PBH Plan, Purchaser or any of its affiliates, which are incurred or arise with respect to the matters discussed herein, whether such amounts are incurred or arise before, on or after the Closing Date, including all costs and expenses associated with the Revlon Litigation, and Seller shall fully indemnify and save PBH, the PBH Plan, Purchaser and its affiliates harmless against all such amounts. In the event a settlement agreement is reached with Revlon or others which provides future protection or benefits to the PBH Employees or the PBH Plan, Seller shall cause such settlement protection and benefits to equally apply to the PBH Employees that remain in the PBH Plan after the Closing Date and to the PBH Plan and nothing herein shall limit the rights of such PBH Employees or the PBH Plan from enforcing such rights. Nothing herein shall limit the right of the PBH Plan, Purchaser or its affiliates from pursuing any cause of action that exists against any party, including Revlon, Executive Life, Aurora or NOLHGA.

                                 ARTICLE 7

                CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

7.1  Conditions.  All obligations of Purchaser to proceed with the Closing and
     ----------
     to consummate the transactions contemplated hereby are subject to fulfillment and satisfaction by Seller on or before the Closing Date of each of the conditions precedent set forth in this Article 7. Purchaser may
                                                        ---------
     waive any or all of these conditions in whole or in part in a writing executed by Purchaser; provided, however, that no waiver of a condition
                            --------  -------
     shall constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its representations, warranties, or covenants under this Agreement.

7.2  Accuracy of Representations and Warranties.  The representations and
     ------------------------------------------
      warranties of Seller contained herein and in any certificate or other writing delivered pursuant hereto or in connection herewith shall be true and correct in all material respects on and as of the Closing Date as though made at that time.

7.3  Performance of Seller.  Seller shall have duly performed or complied with
     ---------------------
     all of the covenants, acts, and obligations to be performed or complied with by Seller hereunder at or prior to the Closing Date, including those set forth in Article 9 hereof.

7.4  No Material Changes.  During the period from April 30, 1996, to
     -------------------
     the Closing Date, there shall not have been any Material Adverse Change, and the Acquired Assets or the Acquired Subsidiaries' Assets shall not have sustained any uninsured material casualty or other loss, damage, or destruction.

7.5  Absence of Litigation.  No action, suit, or proceeding before any
     ---------------------
     court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

7.6  Consents.  Seller shall have obtained and delivered copies to
     --------
     Purchaser of all necessary agreements and consents of any third parties to the consummation of the transactions contemplated by this Agreement by Seller, the Seller Affiliates and PD, solely in respect of agreements and consents attributable to the Acquired Subsidiaries' and PD's businesses as conducted prior to the Closing. All consents and approvals by governmental agencies in the United States and the U.K. that are required for the consummation by Purchaser of the transactions contemplated hereby to the Closing Date will have been obtained.

7.7  Approval of Documents.  The form and substance of all certificates,
     ---------------------
     instruments, opinions, Schedules, and other documents delivered to Purchaser under this Agreement shall be satisfactory in all respects to Purchaser and its counsel.

7.8  Board Resolution.  Seller shall have delivered to Purchaser a certified
     ----------------
     copy of the resolution of the Boards of Directors of Seller and each of the Seller Affiliates, or such other comparable document as may be required or allowed in the applicable jurisdiction, authorizing, as applicable, the execution of this Agreement by Seller and the consummation of the transactions contemplated herein by Seller and each of the Seller Affiliates.

7.9  Opinion of Counsel.  Seller shall have delivered to Purchaser an opinion
     ------------------
     of counsel to Seller, dated as of the Closing Date, in a form reasonably acceptable to Purchaser.

7.10 Indebtedness for Borrowed Money; Guarantees.  Purchaser will have received
     -------------------------------------------
     (a) payoff letters with respect to all of the Acquired Subsidiaries' indebtedness for borrowed money (including any accrued interest related thereto and a.1 prepayment premiums and penalties incurred in connection with any prepayment thereof in connection with the transactions contemplated by this Agreement) to be repaid as contemplated in Section 1.8
                                                                     -----------
     hereof and (b) satisfactory evidence of the termination of all guarantees granted by any Acquired Subsidiary with respect to indebtedness for borrowed money (including, without limitation, any such guarantee in favor of National Westminster Bank), and with respect to each of the foregoing clauses (a) and (b), releases of any and all Liens held by third parties related thereto.

7.11 Real Property. Purchaser shall be able to obtain, at its expense and in
     -------------
     forms satisfactory to Purchaser's lending sources (the "Lenders"), title insurance policies insuring Lenders' mortgage lien position in the Owned Property, free and clear of all Liens, defects, claims, leases, rights of possession or other encumbrances (other than the Permitted Encumbrances) including such endorsements and affirmative coverages as Lenders may reasonably request. Seller will provide, or will cause the Seller Affiliates to provide, all affidavits and indemnities reasonably required by the title insurers to issue such policies.

7.12 Financing. WJ shall have obtained financing on terms satisfactory to WJ in
     ---------
     an amount sufficient to consummate the transactions contemplated by this Agreement and to fund the continuing operations of the Contact Lens Products Business.

                                 ARTICLE 8

                  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

8.1  Conditions. All obligations of Seller to proceed with Closing are subject
     ----------
     to fulfillment and the satisfaction on or before the Closing Date of each of the conditions precedent set forth in this Article 8, unless otherwise
                                                   ---------
     waived, in writing, by Seller:

8.2  Accuracy of Representations and Warranties.  The representations and
     ------------------------------------------
     warranties of Purchaser contained herein and in any certificate or other writing delivered pursuant hereto or in connection herewith shall be true and correct in all material respects on and as of the Closing Date as though made at that time.

8.3  Performance of Purchaser. Purchaser shall have duly performed or complied
     ------------------------
     with all of the covenants, acts, and obligations to be performed or complied with by Purchaser hereunder at or prior to the Closing Date.

8.4  Consents. Purchaser shall have obtained and delivered copies to Seller of
     --------
     all necessary agreements and consents of any third parties to the consummation of the transactions contemplated by this Agreement by Purchaser and the Purchaser Affiliates, solely in respect of agreements and consents attributable to the Purchaser's and the Purchaser Affiliates' businesses as conducted prior to the Closing. All consents and approvals by governmental agencies in the United States and U.K. that are required in order to prevent any illegal consummation by Seller of the transactions contemplated hereby to the Closing Date (each, a "Required Approval") will have been obtained; provided, however, that if Seller is required hereby to consummate the transactions contemplate by this Agreement without obtaining any governmental consent or approval that is required for such consummation but that is not a Required Approval, Purchaser shall indemnify Seller and its affiliates for any costs, expenses, losses, damages, fines, penalties, or liabilities that result therefrom.

8.5  Approval of Documents. The form and substance of all certificates,
     ---------------------
     instruments, opinions, Schedules, and other documents delivered to Seller under this Agreement shall be satisfactory in all material respects to Seller and its counsel.

8.6  Board Resolution. Purchaser shall have delivered to Seller a certified copy
     ----------------
     of the resolution of the Boards of Directors of Purchaser and each of the Purchaser Affiliates, or such other comparable document as may be required or allowed in the applicable jurisdiction, authorizing, as applicable, the execution of this Agreement by Purchaser and the consummation of the transactions contemplated herein by Purchaser and each of the Purchaser Affiliates.

8.7  Opinion of Counsel. Purchaser shall have delivered to Seller an opinion of
     ------------------
     counsel to Purchaser, dated as of the Closing Date, in a form reasonably acceptable to Seller.

                                   ARTICLE 9

                                  THE CLOSING

9.1  Closing. The closing with respect to the transactions contemplated by this
     -------
     Agreement (the "Closing") shall take place at 10 a.m. on a business day within five business days following the date as to which the conditions to each party's obligations have been satisfied, but no later than seventy-five (75) days after the date hereof, or at such other time as may be agreed to by Seller and Purchaser, at the offices of WJ's financing sources. For purposes of this Agreement, the "Closing Date" shall be deemed to be the date that the Closing actually takes place. Seller and Purchaser agree to use their reasonable best efforts to consummate the Closing within forty-five (45) days after the date hereof.

9.2  Seller's Obligations. In addition to any other documents required to be
     --------------------
     delivered by Seller at Closing, Seller shall deliver, or cause the Seller Affiliates to deliver, to Purchaser at Closing the following documents:

     (a) Executed bills of sale and other instruments of transfer, dated as of the Closing Date, conveying to WJ or one of the Purchaser Affiliates all of PD's right, title, and interest in and to the Acquired Assets, all in form and substance satisfactory to Purchaser;

     (b) Executed assignments of all assignable governmental licenses, regulatory approvals and permits and of all Intellectual Property of PD to be conveyed pursuant to Section 1.2(f) hereof in a form suitable for recording
                       -----------
  with the appropriate governmental entity;

     (c) Stock certificates representing the Acquired Stock duly endorsed for transfer to Purchaser or its designated affiliate or other instruments of transfer;

     (d) All books, records, and other data relating to the Contact Lens Products Business, the Acquired Stock, and the Acquired Assets (other than corporate records) of PD;

     (e) Properly executed and acknowledged titles and other instruments of transfer to all motor vehicles owned by PD and used exclusively in connection with the Contact Lens Products Business;

     (f) The consents as provided in Section 7.6 hereof;
                                     -----------

     (g) Certified resolutions of the Boards of Directors of Seller and each of the Seller Affiliates, as provided for in Section 7.8 hereof;
                                            -----------

     (h) The opinion of counsel as provided in Section 7.9 hereof;
                                               -----------

     (i) A certificate signed by an officer of Pilkington Holdings, Inc. certifying that no withholding is required under Section 1445 of the Code in connection with the transfer of any United States real property interest under
  Section 897 of the Code as a result of the transactions contemplated by this Agreement;

     (j) A Transition Services Agreement between Purchaser and Seller, in the form of Exhibit D attached hereto (the "Transition Services Agreement");

     (k) The resignations of all directors and officers of each of the Acquired Subsidiaries; and

     (l) A certificate from an officer of the Seller, dated the Closing Date, stating that the conditions set forth in Article 7 hereof have been satisfied.
                                           ---------

  Seller, at any time before or after the Closing, will execute, acknowledge, and deliver, or will cause to be executed, acknowledged, and delivered, any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Purchaser or the Purchaser Affiliates, and will take, or cause to be taken, any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser or the Purchaser Affiliates, for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser or the Purchaser Affiliates, or reducing to possession, any or all property to be conveyed and transferred by this Agreement.

9.3  Purchaser's Obligations.  Purchaser shall deliver to Seller, at Closing,
     -----------------------
the following:

     (a) Wire transfer for the cash portion of the Purchase Price, as set forth in Article 1 hereof;
           ---------

     (b) The executed Note as provided for in Section 1.6;
                                              -----------

     (c) The consents as provided in Section 8.4;
                                     -----------

     (d) Certified resolutions of the Boards of Directors of Purchaser and each of the Purchase, Affiliates, as provided for in Section 8.6 hereof; and
                                                       -----------

     (e) The opinion of counsel as provided for in Section 8.7 hereof; and
                                                   -----------

     (f) A certificate from an officer of the Purchaser, dated the Closing Date, stating that the conditions in Article 8 hereof have been satisfied.
                                       ---------

                                  ARTICLE 10

                                 POST-CLOSING

10.1 Survival of Representations and Warranties.  Regardless of any
     ------------------------------------------
     investigation at any time made by or on behalf of any party hereto, or of any information any party may have in respect thereof, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall, except as otherwise set forth in
     (ii) through (iv) or elsewhere in this Section 10.1, survive the Closing
                                            ------------
     for a period of or until (i) March 31, 1998, (ii) the fifth anniversary of the Closing Date, in the case of any breach of any representation or warranty contained in Section 2.17, (iii) 30 days after the expiration of
                           ------------
     the relevant statute of limitations, in the case of any breach of any representation or warranty contained in Section 2.12, and (iv) in the case
                                             ------------
     of a breach of the representations and warranties contained in Section 2.28
                                                                    ------------
     (Disclosure) and the Closing Date bring-down contained in the introductory paragraph of Article 2 where the subject matter of such breach is addressed
                  ---------
     by one of the representations and warranties referred in clauses (i), (ii), or (iii) above, the time limitation set forth in the relevant item of clauses (i) through (iii) shall control when written notice of such breach must be given (each of the foregoing clauses (i), (ii), (iii), and (iv) collectively referred to as the "Indemnification Deadline"); provided, that
                                      ------------------------
     so long as such written notice of an Actual Loss (as hereinafter defined) is given on or prior to the Indemnification Deadline, such representations and warranties shall continue to survive until such matter is resolved. Notwithstanding the foregoing, any breaches of the representations and warranties contained in Section 2.3 hereof will not be subject to any time
                             -----------
     limitations. If any Actual Loss arising from a breach of representation or warranty in Article 2 also constitutes an Actual Loss arising out of or
                 ---------
     related to the subject matter of Seller's indemnity (other than pursuant to
     Section 10.2(a) of this Agreement), such Actual Loss will be deemed to be
     ---------------
     the subject matter of Seller's indemnity (other than pursuant to Section
                                                                      -------
     10.2(a), and thus, not subject to the limitations set forth in this Section
     -------                                                             -------
     10.1 and Section 10.2. If any Actual Loss arising from a breach of
     ----     ------------
     representation or warranty in Article 3 also constitutes an Actual Loss
                                   ---------
     arising out of or related to the subject matter of Purchaser's indemnity (other than pursuant to Section 10.3(a) of this Agreement), such Actual
                             ---------------
     Loss will be deemed to be the subject matter of Purchaser's indemnity (other than pursuant to Section 10.3(a)), and thus, not subject to the
                             ---------------
     limitations set forth in this Section 10.1 and Section 10.3. Purchaser
                                   ------------     ------------
     expressly acknowledges that it has not relied on any warranties, promises, understandings, or representations, express or implied, of Seller, the Seller Affiliates or any' agent of Seller or the Seller Affiliates relating to the Acquired Assets or the Acquired Subsidiaries' Assets and operations of the Acquired Subsidiaries that are not contained in this Agreement or in any certificate or schedule delivered by Seller to Purchaser.

  10.2 Indemnification of Purchaser by Seller.  Seller (for purposes of this
       --------------------------------------
       Section 10.2 only, "Indemnifying Party") shall indemnify, defend, and
       ------------
       hold harmless Purchaser, its affiliates, the Acquired Subsidiaries, and their respective officers, directors, and shareholders, successors and assigns, from and against any and all costs, expenses, losses, damages, fines, penalties, or liabilities (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, reasonable attorneys' fees, and accounting fees) ("Actual Losses") actually incurred by Purchaser, its affiliates, or the Acquired Subsidiaries with respect to, in connection with, arising from, or alleged to result from, arise out of, or be in connection with:

       (a) A breach by the Indemnifying Party of any representation or warranty made by the Indemnifying Party and contained in this Agreement or in any certificate or other document delivered by said party to Purchaser or the Purchaser Affiliates hereunder or thereunder;

       (b) A breach by the Indemnifying Party of any covenant, restriction, or agreement made by or applicable to the Indemnifying Party (including, without limitation, any failure to pay or discharge any Excluded Liability) and contained in this Agreement or in any certificate or other document delivered by said party to Purchaser or the Purchaser Affiliates hereunder or thereunder;

       (c) Except for any Assumed Liabilities and except for any liability imposed on the Purchaser pursuant to the Fair Trading Act of 1973, as in effect in the U.K., any other claim, debt, suit, cause of action, investigation, or proceeding of any kind whatsoever, whether instituted or commenced prior to, on or after the Closing Date and which relates to or arises from the Contact Lens Products Business, Acquired Stock, Acquired Assets, or Acquired Subsidiaries' Assets or operations of the Acquired Subsidiaries or PD on or before the Closing Date (including, without limitation, any product liability claim or action arising from or relating to any facts or circumstances occurring on or prior to the Closing Date), whether or not disclosed on any schedule hereto;

       (d) Any claims of any brokers or finders, claiming by, through or under the Seller, its affiliates, the Acquired Subsidiaries or PD, for any amount in connection with the transactions contemplated by this Agreement;

       (e) All loss, expense, or damage suffered as the direct result of the Indemnifying Party's failure to pay or perform those liabilities expressly assumed or undertaken under this Agreement;

       (f) Any liability or investigatory, corrective or remedial obligation under any Environmental, Health and Safety Laws relating to or arising from the past or current facilities, properties or operations of the Contact Lens Product Business (including without limitation the Acquired Subsidiaries, the Acquired Assets and the Acquired Subsidiaries' Assets), whether or not disclosed on any schedule hereto, including without limitation, any matters disclosed on Schedule 2.17 hereto
                                                         -------------
  (including without limitation any such liability or obligation relating to the offsite treatment, storage, or disposal of hazardous materials, substances or wastes), except to the extent the factual basis for any such liability or obligation is caused or created by, or exacerbated through the negligence or willful misconduct of, Purchaser, in connection with the operation of the Acquired Subsidiaries, the Acquired Assets or the Acquired Subsidiaries' Assets after the Closing Date. With respect to matters for which Seller is obligated to indemnify Purchaser and its affiliates pursuant to this subparagraph, Purchaser agrees to use reasonable efforts, where it is within Purchaser's or the applicable Purchaser Affiliates' authority to do so and while complying with all legal requirements and reasonably mitigating risks to human health and the environment, to address such matters in a commercially reasonable and cost-effective manner;

     (g) Any liability or obligation arising from or relating to the past, current, or future ownership, use or operation of any assets, properties, facilities or operations of the Acquired Subsidiaries that were not owned, operated, used or conducted by the Contact Lens Product Business as of the Closing Date (including, without limitation, any liability or obligation arising from or relating to the ownership, use, operation or disposition of such businesses effected pursuant to (i) the Agreement of Purchase and Sale of Assets between Pilkington plc and certain of its affiliates and Allergan, Inc. (U.S.A.) and certain of its affiliates, dated November 27, 1995, (ii) the Agreement for the Purchase and Sale of Assets by and among Pilkington Holdings, Inc., Paragon Optical Company, Paragon Acquisition Corporation, and certain other parties, dated as of October 17, 1995, (iii) the Purchase Agreement between Pilkington plc and certain of its subsidiaries and Sola Holdings, Inc., dated as of September 1, 1993, (iv) the Agreement for the Sale and Purchase of the Whole of the Issued Share Capital of Combined Optical Laboratories Ltd. dated May 4, 1990, by and among Pilkington plc, Workgood Limited, and Gartland and Whalley Securities Limited, and (v) the Purchase Agreement dated as of January 30, 1992 by and among Pilkington Visioncare Inc. and Pilkington Visioncare Canada Inc., and Coburn Acquisition Corp.

     (h) Any liability or obligation arising under Title IV of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by Seller or any member of Seller's controlled group (as defined in Section 414 of the Code) other than any plan maintained by the Contact Lens Product Business, and

     (i) Except any liabilities arising pursuant to or under this Agreement, effective upon the Closing, Seller, on behalf of itself and its affiliates, hereby irrevocably waives, releases and discharges forever the Acquired Subsidiaries from any and all liabilities and obligations to Seller or its affiliates, of any kind or nature whatsoever, whether in its, their or his capacity as Seller hereunder, as a stockholder, officer or director of any Acquired Subsidiary or otherwise, including, without limitation, in respect of rights of contribution or indemnification, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity, and Seller hereby covenants and agrees that it will indemnify and hold harmless Purchaser, its affiliates, and the Acquired Subsidiaries from and against all such liabilities or obligations, including, without limitation, all such liabilities or obligations incurred with respect to any person who was an officer or director of any Acquired Subsidiary on or prior to the Closing Date.

  The Indemnifying Party shall not be required to indemnify Purchaser and its affiliates pursuant to Section 10.2(a) unless and until the aggregate of
                       ---------------
all Actual Losses pursuant to Section 10.2(a) exceeds One Million Five Hundred
                              ---------------
Thousand and No/100 Dollars ($1,500,000) (the "Section 10.2(a) Basket") and in such case (i) the Purchaser's and its affiliates' right to recover for Section
                                                                       -------
10.2(a)" claims shall apply only to the excess of the Section 10.2(a) Basket;
-------
(ii) Purchaser's and its affiliates' right to recover for Section 10.2(a) claims
                                                          ---------------
shall not apply to individual Actual Losses in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000) or less (the "Minimum Basket"); provided that an individual claim for Actual Losses shall include any claims which arise out of or relate to any related facts, events or circumstances; and (iii) in no event shall the aggregate amount of indemnification in excess of the Section 10.2(a) Basket under Section 10.2(a) and 10.2(f) by the Indemnifying Party
                     ---------------     -------
exceed fifty percent (50%) of the Purchase Price (the "Cap Amount"); provided,
                                                                     --------
however, that the Section 10.2(a) Basket, the Minimum Basket, and the Cap Amount
-------
shall not apply to any Actual Losses relating to Section 2.12 (Taxes), and that
                                                 ------------
the Section 10.2(a) Basket and Minimum Basket shall not apply to Actual Losses relating to Section 2.17 (Environmental Matters) and Actual Losses paid under
            ------------
Section 2.12 will not count against the Section 10.2(a) Basket or the Cap Amount
------------
and Actual Losses paid under Section 2.17 will not count against the Section
                             ------------
10.2(a) Basket.  Notwithstanding anything to the contrary set forth in this
Section 10.2, the Indemnifying Party shall not be required to indemnify
------------
Purchaser and its affiliates for a breach of Section 4.3 of this Agreement
                                             -----------
unless and until the aggregate of all Actual Losses for all breaches of Section
A.3 exceeds One Million Dollars (the "Section 4.3 Basket"), at which point the Indemnifying Party will be obligated to indemnify Purchaser and its affiliates against all such Actual Losses relating back to the first dollar; provided that
(i) Purchaser's and its affiliates' right to recover for breaches of Section 4.3 claims shall not apply to individual Actual Losses in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000) or less; (ii) an individual claim for Actual Losses shall include any claims which arise out of or relate to any related facts, events or circumstances; (iii) Actual Losses that are counted against the Section 4.3 Basket shall not also be counted against the Section 10.2(a) Basket; and (iv) Actual Losses counted against the Section 10.2(a) Basket shall not also be counted against the Section 4.3 Basket.

  10.3 Indemnification of Seller by Purchaser.  Purchaser (for purposes
       --------------------------------------
       of this Section 10.3 only, "Indemnifying Party") shall indemnify, defend,
               ------------
       and hold harmless Seller, its affiliates and their respective officers, directors, and shareholders, successors and assigns, from and against any and all costs, expenses, losses, damages, fines, penalties, or liabilities (including, without limitation, interest that may be imposed in connection therewith, court costs, litigation expenses, reasonable attorneys' fees, and accounting fees) ("Actual Losses") actually incurred by Seller, its affiliates, or such officers, directors, shareholders, successors, or assigns with respect to, in connection with, arising from, or alleged to result from, arise out of, or be in connection with:

     (a) A breach by the Indemnifying Party of any representation or warranty made by the Indemnifying Party and contained in this Agreement or in any certificate or other document delivered by said party to Seller hereunder or thereunder;

     (b) A breach by the Indemnifying Party of any covenant, restriction, or agreement made by or applicable to the Indemnifying Party and contained in this Agreement or in any certificate or other document delivered by the Indemnifying Party to Seller hereunder or thereunder;

     (c) Any claims of any brokers or finders, claiming by, through, or under the Purchaser or its affiliates for any amount in connection with the transactions contemplated by this Agreement;

     (d) All loss, expense, or damage suffered as the direct result of the Indemnifying Party's failure to pay or perform those liabilities expressly assumed or undertaken under this Agreement; and

     (e) Except for any Excluded Liabilities, any other claim, debt, suit, cause of action, investigation, or proceeding of any kind whatsoever instituted or commenced after the Closing Date which relates to or arises from the Indemnifying Party's or its affiliates' operation of the Contact Lens Products Business or its or any of their ownership or operation of the Acquired Assets or the Acquired Subsidiaries' Assets or the Acquired Subsidiaries after the Closing Date.

  The Indemnifying Party shall not be required to indemnify Seller and its affiliates unless and until the aggregate of all Actual Losses pursuant to
Section 10.3(a) exceeds One Million Five Hundred Thousand and No/100 Dollars
---------------
($1,500,000) (the "Basket") and in such case (i) Seller's and its affiliates' right to recover for Section 10.3(a) claims shall apply only to the excess of
                     ---------------
the Basket; (ii) Seller's and its affiliates' right to recover for Section
                                                                   -------
10.3(a) claims shall not apply to individual Actual Losses in the amount of
-------
Twenty-Five Thousand and No/100 Dollars ($25,000) or less (the "Minimum Basket"); provided that an individual claim for Actual Losses shall include any claims which arise out of or relate to any related facts, events, or circumstances, and (iii) in no event shall the aggregate amount of indemnification in excess of the Basket under Section 10.3(a) by the
                                              ---------------
Indemnifying Party exceed fifty percent (50%) of the Purchase Price (the "Cap Amount").

  10.4  Procedure for Indemnification.
        -----------------------------

        (a) The party which is entitled to be indemnified hereunder (the "Indemnified Party") shall promptly give written notice hereunder to the party required to indemnify (the "Indemnifying Party") after obtaining notice of any claim as to which recover), may be sought against the Indemnifying Party because of the indemnity in Section 10.2 and Section 10.3 hereof and, if such
                              ------------     ------------
  indemnity shall arise from the claim of a third party, shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice, or delay by an Indemnified Party in giving such notice unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by an Indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

        (b) Subject to Section 10.2 or Section 10.3, as applicable, if the
                       ------------    ------------
  Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation (including, without limitation, using reasonable efforts to substitute itself as the real party-in-interest in any such claim or litigation to the extent a procedure for such substitution is available) and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation. Anything in this Section 10.4 to the contrary notwithstanding, the
                               ------------
  Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation. In all cases, the Indemnified Party shall cooperate with the Indemnifying Party in the defense of claims or litigation, including by making employees, information, and documentation reasonably available.

        (c) If the Indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the

  Indemnified Party's estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and, subject to Section 10.2 or Section 10.3, as applicable,
                                   ------------    ------------
  the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

       (d) Subject to Section 10.2 or Section 10.3, as applicable, the
                      ------------    ------------
  Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to an), claim by a third party in such litigation and for all damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

  10.5 Informal Dispute Resolution.
       ---------------------------

       (a) In an effort to resolve informally and amicably any claim, controversy, or dispute arising out of or related to the interpretation, performance, or reach of this Agreement (a "Dispute") without resorting to litigation, each party shall notify the other in writing of any Dispute hereunder that requires resolution. Such notice shall set forth the nature of the Dispute, the amount involved, if any, and the remedy sought. Each party shall designate an employee to investigate, discuss and seek to settle the matter between them. If the parties are unable to settle the matter within thirty (30) days after such notification, the matter shall be submitted to the Chief Executive Officer of WJ and the Chief Executive Officer of Pilkington for consideration. If settlement cannot be reached through their efforts within an additional thirty (30) days (or such longer time period as they shall agree upon in writing), then Purchaser and Seller may thereafter take such actions as they deem appropriate. Purchaser and Seller agree that any applicable statute of limitations shall be tolled during the pendency of such informal dispute resolution process and that none of them shall raise or assert any claim of laches or other legal or equitable principle of limitation or repose of action based upon such process. Purchaser and Seller agree that in no event shall any of them be subject to the awarding of any punitive or exemplary damages in any legal action arising out of or related to this Agreement.

       (b) If a Dispute has not been resolved by negotiation as provided in
  Section 10.5(a) above, then upon the written request of either party, such
  ---------------
  Dispute shall be resolved by binding arbitration conducted in accordance with the Rules of the Center for Public Resources Institute for Dispute Resolution by a sole, arbitrator. To the extent not governed by such rules, such arbitrator shall be instructed by the parties to set a schedule for determination of such Dispute that is reasonable in the circumstances. The arbitration will be conducted in New York City. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16 and the Patent Arbitration Act, 35 U.S.C.

  Section 294. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

     (c) In the event that the parties have not resolved a Dispute pursuant to Section 10.5(a) above, the parties hereby acknowledge and agree that the
     ---------------
  negotiation shall be deemed in the nature of settlement discussions and that neither the fact that the negotiation took place nor any statement or conduct of any participant in such negotiations shall be admissible into evidence in any subsequent arbitration or other Dispute resolution involving the parties, and any disclosure in any form, including oral, by any person participating in such negotiations shall not operate as a waiver of any privilege.

     (d) Nothing in this Section 10.5 shall be construed to impair the
                         ------------
  right of either party to seek injunctive or other equitable relief to prevent a breach or alleged breach of this Agreement.

10.6 Use of Barnes Hind Name.  Not later than thirty (30) days after the
     -----------------------
     Closing, Seller shall remove, or cause to be removed, the name "Barnes Hind" and the Barnes-Hind logo from the exterior of Seller's and its affiliates' premises. On or as soon as reasonably practicable following the Closing, but in no event more than ninety (90) days thereafter, Seller shall destroy, or cause to be destroyed, all existing packaging, print materials (including letterhead, stationery or business cards), promotional materials, point of sale materials and advertising copy bearing the "Barnes Hind" name or logo, and Seller agrees to cease, and to cause its affiliates to cease, using the "Barnes Hind" name and logo or any variant thereof or trademark or name similar thereto. All registrations of the trade name, "PBH," "Pilkington Barnes Hind," and all variants thereof and applications for registration therefor, whether owned by any of Sellers or the Acquired Subsidiaries, shall be canceled or all documents necessary to cancel such registrations and applications shall have been filed with the applicable government authority, prior to Closing or as soon as reasonably practicable thereafter. Seller hereby agrees that from and after the date of Closing it shall not use, any registered or unregistered trademark or service mark relating to the Contact Lens Products Business.

                                  ARTICLE 11

                                 MISCELLANEOUS

11.1 Written Agreement to Govern.  This Agreement, that certain
     ---------------------------
     confidentiality agreement dated June 18, 1996 between Pilkington and WJ Holding, and that certain confidentiality agreement between Pilkington and Bain Capital, Inc. (except to the extent any provision of either of the aforementioned confidentiality agreements is inconsistent with any provision in this Agreement) set forth the entire understanding and supersede all prior oral or written agreements among the parties hereto relating to the subject matter contained herein and therein, and merge all prior and contemporaneous discussions among them. No party hereto shall be bound by any definition, condition, representation, warranty, covenant, or provision other than as expressly stated in this Agreement and each of the aforementioned confidentiality agreements (to the extent described in the preceding sentence) or as he,,-.after set forth in a written instrument executed by such party or by a duly authorized representative of such party.

11.2 Severability.  The parties hereto expressly agree that it is not the
     ------------
     intention of any party hereto to violate any public policy, statutory, or common law rules, regulations, treaties, or decisions of any government or agency thereof. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such provision, such articles, sections, sentences, words, clauses, or combinations thereof shall be inoperative, and the remainder of this Agreement shall remain binding, upon the parties hereto.

11.3 Notices and Other Communications.  Every notice or other
     --------------------------------
     communication required, contemplated, or permitted by this Agreement by any party shall be in writing and shall be delivered either by personal delivery, telegram, facsimile, private courier service, or by certified or registered mail, postage prepaid, return receipt requested, addressed to the party to whom intended at the following address:

     (a)  If to Purchaser:

          WESLEY-JESSEN CORPORATION
          333 E. Howard Avenue
          Des Plaines, Illinois 60018-5903
          Attention: Chief Executive Officer

          Copy to:

          WESLEY-JESSEN HOLDING, INC.
          c/o Bain Capital, Inc.
          Two Copley Place
          Boston, Massachusetts 02116
          Attention: Stephen G. Pagliuca
                     Adam W. Kirsch
                     John W. Maki

          and

          KIRKLAND & ELLIS
          200 East Randolph Drive
          Chicago, Illinois 60601
          Attention: Jeffrey C. Hammes
                     Gary M. Holihan

     (b)  If to Seller:

          PILKINGTON plc
          Prescot Road
          St. Helens, Merseyside
          England, WA10 3TT
          Attention: Company Secretary

     Copy to:

     SNELL & WILMER L.L.P.
     One Arizona Center
     400 East Van Buren, 19th Floor
     Phoenix, Arizona 85004-0001
     Attention: Terry Morris Roman

or at such other address as the intended recipient shall from time to time designate by written notice delivered in accordance herewith. Notice by courier or certified or registered mail shall be effective on the date it is sent. All notices and communications required, contemplated, or permitted by this Agreement to be delivered in person shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date of personal delivery. Any notice transmitted by telegram or facsimile shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date said notice is delivered to the telegram company or facsimile operator for transmission.

11.4 Counterparts.  This Agreement may be executed in any number of
     ------------
     counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

11.5 Governing Law.  The validity, construction, and enforceability of this
     -------------
     Agreement shall be governed in all respects by the laws of the State of California, without regard to its conflict of laws rules. Each of Seller and Purchaser hereby submits to the co-exclusive jurisdiction of the United States courts in California, and the courts of the State of California, over any lawsuit under this Agreement and waives any objection based on venue or forum non conveniens with respect to any action instituted therein. Each of the Seller and the Purchaser hereby waives the necessity for personal service of any and all process upon it and consents that all such service of process may be made by registered or certified mail (return receipt requested), with a copy also being sent by facsimile (with receipt confirmed), in each case directed to Seller or Purchaser at its address set forth in, and with copies sent as required by, Section 11.3, and service so made shall be
                                  ------------
      deemed to be completed on the date of actual receipt. Each of the Seller and the Purchaser hereby consents to service of process as aforesaid. Nothing in this Section 11.5 will prohibit personal service in lieu of the
                      ------------
      service by mail contemplated herein.

11.6  Currency.  All dollar amounts referred to in this Agreement are in
      --------
      United States Dollars, unless otherwise expressly stated.

11.7  Successors and Assigns.  This Agreement shall be binding upon and
      ----------------------
      shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns; provided, however, that this Agreement may not be assigned
                   --------  -------
      by any party hereto without the prior written consent of the other parties, except that Purchaser may assign this Agreement or any of its rights hereunder (i) to any of its affiliates or (ii) as collateral security to any of Purchaser's financing sources; provided, further, that Purchaser shall remain primary obligor under this Agreement notwithstanding any such assignment.

11.8  Further Assurances.  At any time on or after the date hereof, the
      ------------------
      parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated in this Agreement or otherwise carry out the purpose of this Agreement.

11.9  Gender, Number and Headings.  The masculine, feminine, or neuter
      ---------------------------
      pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

11.10 Schedules and Exhibits.  Schedules and Exhibits referred to herein
      ----------------------
      and attached hereto are incorporated herein by such reference as if fully set forth in the text hereof.

11.11 Waiver of Provisions. The terms, covenants, representations, warranties,
      --------------------
      and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

11.12 Specific Performance.  Each party's obligations under this Agreement
      --------------------
      are unique. If any party should default in its obligations under this Agreement, each party acknowledges that it would be extremely impracticable to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the parties of any of their respective representations, warranties, covenants, or agreements under this Agreement, if the purchase and sale contemplated by it shall be consummated at the Closing, each of the parties waives any rights that it may have to rescind this Agreement or the transaction consummated by it; provided, however, this waiver shall not affect any other rights or
      --------  -------
      remedies available to the parties under this Agreement or under the law.

11.13 No Prejudice.  This Agreement has been jointly prepared by the
      ------------
      parties and the terms hereof shall not be construed in favor of or against any party due to its participation in such preparation.

11.14 Costs.  If any legal action or any arbitration or other proceeding is
      -----
      brought for the enforcement of this Agreement, or because of air alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be, entitled.

11.15 Termination.
      -----------

      (a) Termination of Agreement. This Agreement may be terminated as follows:
          ------------------------

          (i) Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

          (ii) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event Seller is in breach, and Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing in the event Purchaser is in breach, of any material representation, warranty, or covenant contained in this Agreement in any material respect (by giving written notice of its intention to terminate and stating in detail the grounds therefor). A party receiving the notice shall have thirty (30) days from the receipt thereof to cure the breach, at which time this Agreement shall terminate if the breach has not

                                      -72
      been cured or reasonable commercial efforts are not being taken by the breaching party to cure.

          (iii) Seller may terminate this Agreement in accordance with
      Section 5.3 above.
      -----------

          (iv) Purchaser or Seller may terminate this Agreement by giving written notice to the other party if the Closing has not occurred seventy-five (75) days after the date hereof.

      (b) Effect of Termination.  All obligations of the parties hereunder shall
          ---------------------
cease upon any termination pursuant to Section 11.15a ; provided, however, that
                                       --------------   --------  -------
(i) the provisions of this Section 11.15 and of Sections 6.1, 10.5, 11.12 and
                           -------------        ------------  ----  -----
11.18 shall survive any termination of this Agreement; and (ii) nothing herein
-----
shall relieve any party from any liability for a material breach in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein.

11.16 Section and Paragraph Headings.  Article and Section headings in this
      ------------------------------
      Agreement for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.17 Amendment.  This Agreement may be amended only by an instrument in
      ---------
      writing executed by each of the parties hereto.

11.18 Expenses.  Except as otherwise expressly provided herein, Seller, on
      --------
      the one hand, and Purchaser, on the other hand, shall bear its own expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including without limitation, all fees of counsel, consultants, and accountants and all HSR Act filing fees.

11.19 No Third Party Beneficiaries.  Nothing herein expressed or implied
      ----------------------------
      is intended or shall be construed to confer upon or give to any person, fin-n or corporation, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, employees or creditors of the Acquired Subsidiaries and PD.

11.20 Inconsistencies. if there is any inconsistency between this Agreement and
      ---------------
      any Foreign Agreement, then the provisions of this Agreement will control.

11.21 RTPA Suspension Clause.  To the extent that any provision of this
      ----------------------
      Agreement or arrangement of which it forms part constitutes a restriction or information provision within the meaning of the Restrictive Trade Practices Act 1976 ("the Act") so as to render the Agreement or arrangement as the case may be liable to registration under the Act, no such provision shall take effect until the day after particulars of the Agreement or arrangement have been furnished to the Director General of Fair Trading in accordance with the Act.

11.22 Definition of Material.  For purposes of this Agreement, the capitalized
      ----------------------
      term "Material" will mean, having an economic consequence or effect, or involving an amount in excess of, twenty-five thousand dollars ($25,000).

11.23 Definition of affiliate.  For purposes of this Agreement, the
      -----------------------
      uncapitalized term "affiliate" shall mean any corporation or entity controlling, controlled by, or under common control with Purchaser or Seller, as the case may be.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

         "SELLER"                        PILKINGTON plc


                                         By:  /s/ Alex D. Wilson
                                            ---------------------------------
                                         Name:    Alex D. Wilson
                                              -------------------------------
                                         Title:   Corporate Financial Officer
                                               ------------------------------

         "PURCHASER"                     WESLEY-JESSEN CORPORATION


                                         By:  /s/ Adam Kirsch
                                            ---------------------------------
                                         Name:    Adam Kirsch
                                              -------------------------------
                                         Title:   Director
                                               ------------------------------

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first written above.


         "SELLER"                        PILKINGTON plc


                                         By: /s/ Alex D. Wilson
                                            --------------------------------
                                         Name:   Alex D. Wilson
                                              ------------------------------
                                         Title:  Corporate Financial Officer
                                               -----------------------------



         "PURCHASER"                     WESLEY-JESSEN CORPORATION


                                         By: /s/ Adam Kirsch
                                            --------------------------------
                                         Name:   Adam Kirsch
                                              ------------------------------
                                         Title:  Director
                                               -----------------------------

                                SCHEDULE INDEX

DEFINITIONS.........................................................1

SCHEDULE 1.7(a)
     RESTRUCTURING ACTIVITIES.......................................1

SCHEDULE 1.7(b)
     ACCOUNTING POLICIES AND PROCEDURES.............................2

SCHEDULE 1.9
     PURCHASE PRICE ALLOCATION......................................3

SCHEDULE 2.1
     ORGANIZATION AND STANDING......................................4

SCHEDULE 2.3
     OWNERSHIP OF CAPITAL STOCK; RELATED RIGHTS.....................5

SCHEDULE 2.4
     SUBSIDIARIES...................................................8

SCHEDULE 2.5
     UK FINANCIAL STATEMENTS........................................9

SCHEDULE 2.6
     LABOR AND EMPLOYMENT MATTERS..................................10

SCHEDULE 2.7
     TITLE AND CONDITION OF ACQUIRED ASSETS........................13

SCHEDULE 2.8
     MATERIAL CHANGES..............................................14

SCHEDULE 2.9
     REAL PROPERTY.................................................15

SCHEDULE 2.10
     LITIGATION....................................................27

SCHEDULE 2.11
     CONSENTS......................................................30

SCHEDULE 2.12
     FAX CLAIMS AND RELATED INFORMATION............................32

SCHEDULE 2.13
     PERMITS.......................................................33

SCHEDULE 2.14
     COMPLIANCE WITH LAWS..........................................39

SCHEDULE 2.15
     CONTRACTS.....................................................40

SCHEDULE 2.16
     PATENTS AND PATENT APPLICATIONS, INTELLECTUAL PROPERTY
     LICENSES, CONSULTING AGREEMENTS, RESEARCH AND DEVELOPMENT
     PROJECTS, TRADEMARKS COPYRIGHTS INFRINGEMENT,
     MISAPPROPRIATION..............................................62

SCHEDULE 2.17
     ENVIRONMENTAL MATTERS.........................................71

SCHEDULE 2.18
     EMPLOYEES.....................................................85

SCHEDULE 2.19
     STAY AGREEMENTS...............................................87

SCHEDULE 2.20
     EMPLOYEE BENEFIT PLANS........................................88

SCHEDULE 2.22
     WARRANTIES....................................................97

SCHEDULE 2.25
     OFFICERS AND DIRECTORS, BANK ACCOUNTS........................100

SCHEDULE 3.1
     ORGANIZATION AND STANDING....................................115

SCHEDULE 3.2
     AUTHORITY AND RESTRICTIONS...................................116

SCHEDULE 3.6
     CONSENTS.....................................................117

SCHEDULE 3.10
     WJ FINANCIAL INFORMATION.....................................118

SCHEDULE 4.7
     COMPENSATION OF TERMINATED EMPLOYEES.........................119

SCHEDULE 6.12(a)
     PD FOREIGN EMPLOYEES.........................................120

SCHEDULE 6.12(d)(i) and (ii)
     U.K. ACTUARIAL METHODS AND ASSUMPTIONS.......................121

SCHEDULE 6.13(a) and (b)
     (a)  ACTUARIAL ASSUMPTIONS FOR CONTINUED ACTIVE EMPLOYEES
     (b)  ACTUARIAL ASSUMPTIONS FOR NON-CONTINUED ACTIVE
          PARTICIPANTS............................................122

                                                                  EXECUTION COPY
                                                                  --------------

              AMENDMENT NO.  1 TO AGREEMENT FOR PURCHASE AND SALE
                    BY AND BETWEEN WESLEY-JESSEN CORPORATION
                               AND PILKINGTON PLC


     THIS AMENDMENT NO. 1 (this "Amendment") is made and entered into as of
                                 ---------
September 24, 1996, by and between Wesley-Jessen Corporation, a Delaware corporation ("Purchaser"), and Pilkington plc, a company registered under the
              ---------
laws of England and Wales ("Seller").  This Amendment amends that certain
                            ------
Agreement for Purchase and Sale dated as of July 5, 1996 (the "Purchase
                                                               --------
Agreement"), by and between Purchaser and Seller.  Capitalized terms used and
---------
not defined herein shall have the meanings given to such terms in the Purchase Agreement.

     The parties hereto are entering into this Amendment to amend the Purchase Agreement.

     THEREFORE, the parties hereto hereby agree as follows:

     Section 1.  Amendments.
                 ----------

             1A. Purchase Price. Section 1.6 of the Purchase Agreement is
                 --------------
hereby amended and restated as follows:

                 1.6 Purchase Price. The aggregate purchase price to be paid by
                     ---------------
                 Purchaser to Seller for the Acquired Stock and the Acquired Assets (the "Purchase Price") is (i) Seventy-Three Million Eight Hundred Seventy-Five Thousand and No/100 Dollars ($73,875,000), to be adjusted in accordance with
                 Sections 1.7 and 1.8 hereof; and (ii) the Assumed Liabilities,
                 ------------     ---
                 and will be paid as provided below:

                     (a) At the Closing, Purchaser shall pay the amount of Sixty-Eight Million Eight Hundred Seventy-Five Thousand and No/100 Dollars ($68,875,000), to be adjusted in accordance with Sections 1.7 and 1.8 hereof, by wire transfer in immediately
                 ------------     ---
                 available funds to one or more bank account(s) designated by Seller; and

                     (b) At the Closing, Purchaser shall deliver the executed promissory note of Wesley-Jessen Holding, Inc., a Delaware corporation ("WJ Holding") in the form of Exhibit A hereto (the "Note"), in favor of Pilkington Holdings, Inc. in the amount of Five Million and No/100 Dollars ($5,000,000)."

          1B.  FTC Matters.  Section 5.3 of the Purchase Agreement is hereby
               -----------
amended and restated as follows:

               "5.3 FTC Matters. WJ shall use its reasonable best efforts to
                    -----------
               cause the Federal Trade Commission (the "FTC") to terminate the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), by entering into an Agreement Containing Consent Order ("Consent Order") on terms no more restrictive than the draft Consent Order attached hereto as Exhibit E. Seller and Purchaser shall use their reasonable best
               ---------
               efforts to satisfy the FTC that the Consent Order is sufficient to address any FTC antitrust concerns and that the waiting period under the HSR Act should be terminated promptly."

          1C.  Pilkington Visioncare Pension Plan.  Sections 6.13(d)(iii) and
               ----------------------------------
(iv) of the Purchase Agreement are amended by (i) deleting the first sentence of
Section 6.13(d)(iii) of the Purchase Agreement and replacing it with the sentence "As of the Transfer Date, assets equal to the Pilkington Asset Amount (as defined herein) minus $2 million (the "Transfer Amount") shall be
                          ----------
transferred to the Successor Plan.", (ii) deleting the words "Pilkington Asset Amount" in Section 6.13(d)(iv) of the Purchase Agreement and replacing such deletion with the words "Transfer Amount" and (iii) adding the following new paragraph at the end of Section 6.13(d)(iii) of the Purchase Agreement:

               "If, in determining the Transfer Amount, the Pilkington Asset Amount, as adjusted to comply with the requirements of Section 414(l) of the Code or as otherwise required by the PBGC, cannot be reduced by $2 million and still satisfy the requirements of
               Section 414(l) of the Code, Seller shall promptly pay to Purchaser, in cash, an amount equal to (i) $2 million minus (ii)
                                                                     -----
               the amount that the actual transfer amount is less than the Pilkington Asset Amount (not less than $0 nor in excess of $2 million)."

          1D.  Closing.  Section 9.1 of the Purchase Agreement is hereby amended
               -------
by deleting the language "seventy-five (75)" and replacing it with "ninety-one
(91)".

          IE.  Termination.  Section 11.15(a)(iii) of the Purchase Agreement is
               -----------
hereby deleted and intentionally left blank. Section II.15(a)(iv) of the Purchase Agreement is hereby amended by deleting the language "seventy-five
(75)" and replacing it with "ninety-one (91)".

          IF.  Schedule 1.9. Schedule 1.9 of the Purchase Agreement is amended
               ------------
and restated as set forth in Exhibit F attached hereto.

     Section 2.  Effect.  Except as amended by this Amendment, the Purchase
                 ------
Agreement will remain in full force and effect. All references to the "Agreement" in the Purchase Agreement shall hereafter be deemed to refer to the Purchase Agreement as amended hereby.

     Section 3.  Counterparts.  This Amendment may be executed in one or more
                 ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Section 4.  Governing Law. The validity, construction, and enforceability
                 -------------
of this Amendment shall be governed in all respects by the laws of the State of California, without regard to its conflict of laws rules.

                             *    *    *    *    *

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


                                          PILKINGTON PLC


                                          By: /s/ A.M. Ross
                                             ----------------------------
                                          Name: A.M Ross
                                               --------------------------
                                          Title: Director
                                                -------------------------


                                          WESLEY-JESSEN CORPORATION


                                          By: /s/ Adam Kirsch
                                             ----------------------------
                                          Name: Adam Kirsch
                                               --------------------------
                                          Title: Director
                                                -------------------------